Exhibit 10.9

EXECUTION COPY

SEPARATION AGREEMENT

BY AND AMONG

DEXIA CRÉDIT LOCAL S.A.,

FINANCIAL SECURITY ASSURANCE INC.,

FINANCIAL SECURITY ASSURANCE INTERNATIONAL LTD.,

FSA GLOBAL FUNDING LIMITED

AND

PREMIER INTERNATIONAL FUNDING CO.

July 1, 2009

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TABLE OF CONTENTS

(continued)

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APPENDIX I	Definitions
APPENDIX II	Notice Contact Details
APPENDIX III	Form of Quarterly Information Reporting Template
APPENDIX IV	Disclosure Schedule
APPENDIX V	Governance Provisions
APPENDIX VI	Form of Notice to FSA MTN Business Policy Holders
APPENDIX VII	Form of Payment Failure Notice

SCHEDULE A	List of MTNs and MTN Policies
SCHEDULE B	List of Leveraged Lease Transactions
SCHEDULE C	List of FSA Global Assets, Cypress Notes and FSA Global Asset Policies
SCHEDULE D	List of FSA Global Swaps, FSA Global Swap Policies, Cypress Swaps and Cypress Swap Policies
SCHEDULE E	List of Cypress Indentures
SCHEDULE F	List of Cypress Assets
SCHEDULE G	List of Matched FSA Global Assets and Related MTNs
SCHEDULE H	List of Reinsurance Agreements and Corresponding FSA MTN Business Policies
SCHEDULE I	Amended and Restated FSA Global and Premier Memoranda and Articles of Association
SCHEDULE J	List of Commuted AG Re Reinsurance Agreements and Commuted Amounts
SCHEDULE K	List of DCL Percentages and FSA Percentages
SCHEDULE L	[Reserved.]
SCHEDULE M	List of Specified FSA Global Assets Policies
SCHEDULE N	Distribution of Future Cypress Premiums

EXHIBIT A	Guidelines for Sale of FSA Global Assets, Matched FSA Global Assets and Cypress Assets
EXHIBIT B	Guidelines for Replacement of Cypress Assets
EXHIBIT C	Guidelines for Replacement of FSA Global Swap Counterparties
EXHIBIT D	Form of Claims Reserve LOC

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SEPARATION AGREEMENT

THIS SEPARATION AGREEMENT (as amended, supplemented, or otherwise modified from time to time, this “Agreement”), dated as of July 1, 2009, is entered into among Dexia Crédit Local S.A., a French share company licensed as a bank under French law (“DCL”), Financial Security Assurance Inc., a stock insurance company organized under the laws of the State of New York (“FSA”), Financial Security Assurance International Ltd., a Bermuda company (“FSA International”), FSA Global Funding Limited, an exempted company with limited liability organized under the laws of the Cayman Islands (“FSA Global”) and Premier International Funding Co., an exempted company with limited liability organized under the laws of the Cayman Islands (“Premier”).

W I T N E S S E T H:

WHEREAS, pursuant to a Purchase Agreement, dated as of November 14, 2008 (as amended, modified or otherwise supplemented from time to time, the “Purchase Agreement”), among Dexia Holdings, Inc., a corporation incorporated under the laws of the State of Delaware (“DHI”), DCL, and Assured Guaranty Ltd., a Bermuda company (“Assured”), DHI has agreed to sell and transfer to Assured all of the Shares (as defined in the Purchase Agreement) owned by DHI of Financial Security Assurance Holdings Ltd., a New York corporation (“FSAH”);

WHEREAS, in connection with the transactions contemplated by the Purchase Agreement, (a) DHI has agreed to (i) assume all rights and obligations related to and incurred in connection with the operation of the Medium-Term Note Business and (ii) manage the day-to-day operations of the Medium-Term Note Business, in each case through its Affiliate, DCL, and (b) FSA has agreed to (i) retain all rights and obligations related to and incurred in connection with the operation of the Leveraged Tax Lease Business and (ii) manage the day-to-day operations of the Leveraged Tax Lease Business (such agreements being collectively referred to as the “FSA Global Business Separation”);

WHEREAS, in furtherance of the FSA Global Business Separation, the parties hereto desire to enter into this Agreement in order to, among other things, specify the terms and conditions under which FSA’s administration and control rights under the Medium-Term Note Business may be exercised;

WHEREAS, in addition to this Agreement, the FSA Global Business Separation will be effectuated by, among other agreements, the FSA Global DCL Guarantees, the FSA Global Guaranty Reimbursement Agreement and the Indemnification Agreement;

NOW THEREFORE, for good and valuable consideration the receipt of which is hereby acknowledged, each party hereto agrees as follows:

ARTICLE I

DEFINED TERMS; RULES OF CONSTRUCTION

Section 1.1.                                   Definitions.  Capitalized terms used herein and not defined herein shall have the meanings provided in Appendix I or Section 1.3 unless the context otherwise requires.

Section 1.2.                                   Rules of Construction.

(a)                                  The terms “hereby,” “hereof,” “hereto,” “herein,” “hereunder” and any similar terms shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(b)                                 Unless otherwise indicated in context, the terms “Article,” “Section,” “Annex,” “Exhibit,” “Schedule” or “Appendix” shall refer to an Article or Section of, or an Annex, Exhibit, Schedule or Appendix to, this Agreement.

(c)                                  Words of the masculine, feminine or neuter gender shall mean and include the correlative words of other genders, and words importing the singular number shall mean and include the plural number and vice versa.

(d)                                 The terms “include,” “including” and similar terms shall be construed as if followed by the phrase “without limitation.”

(e)                                  All terms defined in this Agreement or in Appendix I shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto or in connection herewith unless otherwise defined therein.

(f)                                    Any agreement, instrument or statute defined or referred to herein or in Appendix I or in any certificate or other document made or delivered pursuant hereto or in connection herewith means such agreement, instrument or statute as from time to time amended, modified or supplemented and includes (in the case of agreements or instruments) references to all attachments thereto and instruments incorporated therein; references to a Person are also to its permitted successors and assigns.

Section 1.3.                                   UCC Definitions.  When used herein and capitalized the terms “Adverse Claim,” “Certificated Security,” “Clearing Corporation,” “Deposit Account,” “Entitlement Order,” “Instrument,” “Intermediary,” “Financial Asset,” “Proceeds,” “Securities Account,” “Security,” “Security Entitlement,” “Tangible Chattel Paper” and “Uncertificated Security” have meanings specified in Article 8 or Article 9, as applicable, of the UCC.

ARTICLE II

SEPARATION; OTHER MATTERS

Section 2.1.                                   Separation.

(a)                                  Subject to the terms and conditions of this Agreement and the other Separation Documents, (i) DCL agrees that it will assume all rights and obligations related to and incurred in connection with the operation of the Medium-Term Note Business and manage the day-to-day operations of the Medium-Term Note Business and (ii) FSA agrees that it will retain all rights and obligations related to and incurred in connection with the operation of the Leveraged Tax Lease Business and manage the day-to-day operations of the Leveraged Tax Lease Business.

(b)                                 DCL and the applicable FSA Party will cooperate reasonably and in good faith to determine how the applicable FSA Party will exercise FSA Rights (such determination being referred to herein as a “Mutual Determination”).  Upon a Mutual Determination, the applicable FSA Party will direct the applicable trustee or other applicable counterparty or counterparties to take action (or refrain from taking action) as contemplated by the Mutual Determination (such direction being referred to herein as a “Direction” and to issue a Direction being referred to herein as “Direct”).  For the avoidance of doubt, under no circumstances shall anything in this Agreement be construed to (i) require an FSA Party to issue a Direction (1) which breaches an obligation of an FSA Party to a Reinsurer in connection with a Reinsurance Agreement or (2) for which no FSA Right exists, or (ii) require an FSA Party to be liable for taking any action (or the refraining from taking any action) pursuant to a Mutual Determination or require an FSA Party to ensure that any Person take the action (or refrain from taking the action) pursuant to a Mutual Determination, or that the Direction is otherwise followed.  DCL acknowledges that any Direction issued by an FSA Party may be subject to the consent rights of third parties.

(c)                                  Neither DCL, nor any of its Affiliates, nor any FSA Party, nor any of their respective Affiliates, shall seek to exercise any FSA Right with respect to the Medium-Term Note Business except pursuant to a Mutual Determination or as otherwise mutually agreed by DCL and the applicable FSA Party, both acting reasonably, except as otherwise expressly provided herein.  To the extent an FSA Party receives a notice under an MTN Business Transaction Document relating to the exercise, or potential exercise, of an FSA Right with respect to the Medium-Term Note Business, such FSA Party shall provide a copy of such notice to DCL within one Business Day of such FSA Party’s receipt thereof.  In the event that an FSA Party timely notifies DCL that an FSA Right with respect to the Medium-Term Note Business is to be exercised but DCL (i) does not provide a response to such notification by the earlier of (A) three Business Days following such notification or (B) the Business Day prior to the Business Day on which such FSA Right expires or is required to be exercised, then so long as no DCL Event of Default shall have occurred and be continuing, such FSA Party shall not exercise such FSA Right, and DCL shall indemnify and hold harmless the relevant FSA Indemnified Parties for any losses incurred by such FSA Indemnified Party arising from such FSA Party not exercising such FSA Right in accordance with the terms of the Indemnification Agreement; provided, that if such FSA Party delivers an MTN Business Proposal as defined under Section 2.1(d) to change the payee or beneficiary under any Equity PUA, or Equity PUA Policy (or the pledgee of related Equity PUA Notes) from the lessor to the lessee (or its designee) under the related leveraged lease transaction, and DCL does not respond to such MTN Business Proposal within three Business Days, then such FSA Party may agree to such an amendment to the Equity PUA, or Equity PUA Policy (or pledge of the related Equity PUA Notes) so long as the new beneficiary or payee is not an FSA Party or an Affiliate of an FSA Party.

(d)                                 Each of DCL and an FSA Party may propose to the other the exercise of one or more FSA Rights with respect to the Medium-Term Note Business at any time and shall provide a reasonably detailed explanation of the reason it has made such a request (each such request, an “MTN Business Proposal”).  The party receiving the MTN Business Proposal shall use commercially reasonable efforts to respond to the requesting party within six Business Days (or within three Business Days if the MTN Business Proposal states that action is required within three Business Days) of such receipt with its determination as to whether to act on such MTN Business Proposal.  No FSA Party need respond to any MTN Business Proposal at any time that any DCL Event of Default has occurred and is continuing.

(e)                                  Each FSA Party shall be protected and shall incur no liability to DCL, and such FSA Party shall be indemnified and held harmless by DCL pursuant to the Indemnification Agreement, in relying upon the accuracy, acting in reliance upon the contents and assuming the genuineness of, any document or other writing reasonably believed by such FSA Party to be genuine and to have been duly executed by the appropriate signatory, and such FSA Party shall not be required to make any independent investigation with respect thereto; provided that this provision shall not apply to any document or other writing received from or executed by an FSA Party or an Affiliate thereof.

(f)                                    No FSA Party shall be liable with respect to any action it takes or omits to take in good faith in accordance with a Mutual Determination, a Direction or the exercise of an FSA Right in connection therewith.

(g)                                 In no event will any of the parties or their Affiliates be entitled to recover from any other party or its Affiliates any special, punitive, incidental or consequential damages, including damages based on lost profits or lost business opportunities, arising out of a breach of the other’s obligations under any Separation Document.

(h)                                 DCL may carry out any of its responsibilities under the Separation Documents through the Sub-Administrator, but the appointment of a Sub-Administrator by DCL shall not relieve it of any of its obligations under the Separation Documents.

(i)                                     DCL acknowledges that the FSA Rights to which the applicable FSA Party is entitled under the MTN Business Transaction Documents may be shared rights with primary insurers, Reinsurers and other third parties.

Section 2.2.                                   The DCL Percentage and FSA Percentage.

(a)                                  DCL agrees to fund 100% of all Policy Claims made under the FSA MTN Business Policies on behalf of the applicable FSA Party in accordance with the terms of the FSA Global DCL Guarantees.  DCL shall be responsible for the DCL Percentage and the applicable FSA Party shall be responsible for paying to DCL the FSA Percentage of any Policy Claim made under an FSA MTN Business Policy.  The applicable FSA Party shall pay to DCL the FSA

Percentage of a Policy Claim under an FSA MTN Business Policy no later than 12:00 p.m. New York time on the later of (i) one Business Day following Receipt by such FSA Party of a notice of claim under an FSA MTN Business Policy, and (ii) two Business Days prior to the date the related Obligation is due under the FSA MTN Business Policy, by wire transfer of immediately available funds in the relevant Obligation Currency of the relevant Obligations to the following account of DCL, or such other account as may be specified by DCL to the FSA Parties from time to time by notice to the FSA Parties.

Citibank N.A., New York

ABA Routing Number:  021000089

For credit to:  Dexia Credit Local New York

Acct No:  36243063

Reference:  Claim for FSA

Simultaneous with such payment, the related FSA Party shall confirm payment to DCL by facsimile delivered to DCL at its address specified herein.  The failure by such FSA Party to make any payment in accordance with the terms of this Section 2.2(a), any other provision of this Agreement or any other Separation Document shall not relieve DCL of its payment obligations under the FSA Global DCL Guarantees.

(b)                                 Except as described in Section 2.2(a), DCL and its Affiliates hereby waive and release any and all other rights to receive any payment from any FSA Party (but not from DCL on behalf of FSA pursuant to the terms of the FSA Global DCL Guarantees) under the terms of any FSA Global Swap Policy with respect to any FSA Global Swap or under the terms of any Cypress Swap Policy with respect to any Cypress Swap, in each case where any of DCL or its Affiliates is a Swap Counterparty to FSA Global or Cypress, as applicable.  Neither DCL nor its Affiliates will seek to amend, terminate or cancel or withhold payment under any FSA Global Swap or Cypress Swap, notwithstanding any failure of any FSA Party to make payment of amounts owed under the related FSA Global Swap Policy or Cypress Swap Policy, as the case may be.

(c)                                  Each FSA Party agrees that, if it fails to make any payment in accordance with the terms of Section 2.2(a), then it will pay to DCL, on demand, any such amounts due to DCL, together with (i) interest at the Late Rate from the date on which payment was required from such FSA Party hereunder to the date of payment, and (ii) any and all Expenses incurred by DCL in any way relating to the enforcement of DCL’s rights under this Section 2.2(c).  Without prejudice to the survival of any other agreement of any FSA Party hereunder, the obligations of such FSA Party under this Section shall survive the payment in full of the Obligations and termination of the related FSA Global DCL Guarantee.

(d)                                 Neither DCL nor, so long as a DCL Event of Default has not occurred and is continuing, any FSA Party, will assert that a Policy Claim delivered under an FSA MTN Business Policy should not be paid, or attempt to obstruct or delay payment under an FSA MTN Business Policy, unless DCL and such FSA Party in good faith, after consulting with each other, determine that the payment of a Policy Claim with respect to an FSA MTN Business Policy is not required.

(e)                                  Subject to Section 2.5, each FSA Party agrees that no amounts will be paid or reimbursed by DCL with respect to Policy Claims made under FSA Leveraged Tax Lease Policies.

Section 2.3.                                   Subrogation and Reimbursement.

(a)                                  So long as no DCL Event of Default has occurred and is continuing, no FSA Party or its Affiliates shall exercise any FSA Rights or other rights with respect to pursuing a claim for subrogation or reimbursement of any Policy Claim with respect to an FSA MTN Business Policy, without the consent of DCL, not to be unreasonably withheld or delayed.  Following such consent, such FSA Party will use commercially reasonable efforts to pursue subrogation and reimbursement rights on behalf of DCL and, to the extent applicable, such FSA Party and Reinsurers.

(b)                                 All recoveries, to the extent received in or converted into cash, will be applied by the related FSA Party first to the payment of any and all Expenses paid or incurred by such FSA Party in pursuing such recoveries or in endeavoring to collect or realize any recoveries in respect of a Policy Claim paid under an FSA MTN Business Policy, and any balance thereof shall be applied by such FSA Party ratably to DCL, such FSA Party and any Reinsurers (to the extent applicable) in proportion to the DCL Percentage (less the Reinsurer Percentage), the FSA Percentage and the Reinsurer Percentage.

(c)                                  Subject to the rights of other primary insurers (if any) and Reinsurers, an FSA Party may exercise its FSA Rights (including, without limitation, rights of subrogation and reimbursement) and other rights with respect to pursuing a claim for subrogation or reimbursement against DCL or an Affiliate of DCL (other than FSA Global or Premier, except after a DCL Event of Default has occurred and is continuing), without any need to cooperate with DCL, obtain DCL consent or reach any Mutual Determination; provided, that such claim for subrogation or reimbursement is not duplicative of amounts already paid by DCL under the FSA Global DCL Guarantees.

(d)                                 None of DCL, the FSA Parties or their Affiliates may recover or seek to recover any amounts paid with respect to any Policy Claim paid under an FSA MTN Business Policy except through the FSA Parties in the manner, and with the proceeds being shared, as set forth in this Section 2.3 and Section 2.4.  DCL shall not seek reimbursement of any amounts owed to it under the FSA Global Guarantee Reimbursement Agreement without the prior written consent of the relevant FSA Parties.  In the event that, notwithstanding the foregoing limitation, DCL or its Affiliates receive any recoveries or reimbursements with respect to a Policy Claim paid under an FSA MTN Business Policy, such amounts shall be received in trust for the related FSA Party and promptly turned over by DCL to such FSA Party for distribution in accordance with the terms of this Section 2.3 unless such amounts were paid by FSA Global, Premier or Cypress, in which case they will be received and disbursed to the relevant FSA Party in accordance with the FSA Global Guaranty Reimbursement Agreement.  For the avoidance of doubt, the parties shall have no obligation to share amounts recovered, reimbursed or otherwise received by DCL, an FSA Party or their Affiliates from third parties under swaps, credit derivatives, reinsurance (except as set forth in Section 2.4) or other risk sharing arrangements not contemplated by this Agreement or any other Separation Document.

(e)                                  All amounts due and payable by FSA Global, Premier or Cypress, to DCL or its Affiliates under the terms of the Separation Documents and the MTN Business Transaction Documents shall continue to be paid to DCL or its Affiliates; provided, that if a DCL Payment Failure has occurred and is continuing (other than a DCL Other Payment Failure that is subject to a Good Faith Contested Payment), then all such amounts shall be deposited by FSA Global, Premier, Cypress or DCL into the Cash Trapping Account, other than payments made under any FSA Global Swap or Cypress Swap, which amounts will be paid to DCL or the relevant Affiliate of DCL in accordance with the terms of the FSA Global Swap or Cypress Swap, as applicable.

Section 2.4.                                   Reinsurance Proceeds.

(a)                                  Following the payment by DCL of any Policy Claim pursuant to an FSA Global DCL Guarantee, (i) the related FSA Party shall, at DCL’s expense, use commercially reasonable efforts to submit claims and to pursue remedies under any Related Reinsurance Coverage and (ii) to the extent that such FSA Party receives any Reinsurance Proceeds with respect to such Policy Claim, such FSA Party shall remit to DCL such Reinsurance Proceeds, subject to Sections 2.4(b) and 2.4(c) and 2.4(d).

(b)                                 If an FSA Party receives Reinsurance Proceeds in respect of an AG Re Reinsurance Agreement, then:

(i)                                     if DCL has paid all amounts payable by DCL under the FSA Global DCL Guarantees in respect of the related Policy Claim, then such FSA Party shall remit such Reinsurance Proceeds to DCL; and

(ii)                                  if DCL has not paid all amounts payable by DCL under the FSA Global DCL Guarantees in respect of the related Policy Claim, then such Reinsurance Proceeds shall be retained by such FSA Party and shall be applied by such FSA Party to reimburse itself for amounts that such FSA Party paid in respect of such Policy Claim, but the relevant FSA Party will remit all such Reinsurance Proceeds (regardless whether applied by FSA at that time or not) to DCL if and when DCL pays all amounts payable by DCL under the FSA Global DCL Guarantees in respect of such Policy Claim.

(c)                                  If an FSA Party receives Reinsurance Proceeds in respect of a Reinsurance Agreement other than an AG Re Reinsurance Agreement, then:

(i)                                     if the Funding Guaranty Payment Condition is satisfied with respect to the related Policy Claim, then such FSA Party shall remit such Reinsurance Proceeds to DCL; and

(ii)                                  if the Funding Guaranty Payment Condition has not been satisfied with respect to the related Policy Claim, then (A) DCL shall have no right to such Reinsurance Proceeds and (B) such Reinsurance Proceeds shall be retained by such FSA Party and shall be applied by such FSA Party to reimburse itself for amounts that such FSA Party paid in respect of such Policy Claim and, upon payment by DCL of amounts owing by DCL under the FSA Global DCL Guarantees in respect of such Policy Claim, any remaining amounts of such Reinsurance Proceeds in excess of the FSA Percentage of such Policy Claim will be retained by such FSA Party to reimburse any FSA Party for the FSA Percentage of any subsequent Policy Claim.

(d)                                 If there is a Policy Claim with respect to an FSA MTN Business Policy that arises as a result of a failure by DCL or its Affiliate to make a payment required under an MTN Business Transaction Document, then the relevant FSA Party shall be entitled, at its own expense, to submit and pursue claims with respect to any Related Reinsurance Coverage and retain the related Reinsurance Proceeds for its own account.

(e)                                  Each FSA Party shall cooperate and pursue claims with respect to any Related Reinsurance Coverage issued by an Affiliate of an FSA Party at the sole direction of DCL and at DCL’s expense.

Section 2.5.                                   Expenses.

(a)                                  So long as no DCL Event of Default has occurred and is continuing:

(i)                                     each of DCL and the FSA Parties shall be responsible for their own Expenses incurred in proposing, reviewing and considering the exercise of any FSA Right prior to a Mutual Determination;

(ii)                                  following a Mutual Determination,

(1)                                  if the Mutual Determination is primarily related to the exercise of an FSA Right with respect to an FSA MTN Business Policy with respect to which the relevant FSA Party has not established a Claims Reserve, then DCL shall, within 30 days of receipt of a reasonably itemized invoice, reimburse the related FSA Party for the DCL Percentage of any Expenses incurred by FSA in connection with the exercise of such FSA Right,

(2)                                  if the Mutual Determination is primarily related to the exercise of an FSA Right with respect to an FSA MTN Business Policy with respect to which the relevant FSA Party has established a Claims Reserve, DCL shall, within 30 days of receipt of a reasonably itemized invoice, reimburse the related FSA Party for the DCL Percentage of all Expenses incurred by or on behalf of an FSA Party in connection with the exercise of such FSA Right, less an amount equal to the amount of Expenses that is for the account of Reinsurers.  If the Reinsurers have not reimbursed such FSA Party within the time period specified under the terms of their reinsurance arrangements with such FSA Party for the reimbursement of such Expenses, then DCL shall reimburse such FSA Party for such amounts no later than 15 days after notice thereof from such FSA Party.  Each FSA Party shall use commercially reasonable efforts, at the expense of DCL, to recover any such expense amounts owed by the Reinsurers to such FSA Party and any such expense amounts recovered shall be promptly paid to DCL to the extent that DCL has previously reimbursed such FSA Party for such expense amounts.

(b)                                 If a DCL Event of Default has occurred and is continuing, DCL shall be responsible for the DCL Percentage of all Expenses of each FSA Party incurred in connection with the exercise of an FSA Right.

(c)                                  Notwithstanding anything in the Separation Documents to the contrary:

(i)                                     to the extent that DCL incurs Expenses in connection with the enforcement of the Separation Documents against an FSA Party, and to the extent such enforcement leads to a final determination, not subject to appeal, in favor of DCL, then such FSA Party shall reimburse DCL for such Expenses;

(ii)                                  to the extent that an FSA Party incurs Expenses in connection with the enforcement of the Separation Documents against DCL, FSA Global or Premier, and to the extent such enforcement leads to a final determination, not subject to appeal, in favor of such FSA Party, then DCL shall reimburse such FSA Party for such Expenses; and

(iii)                               DCL shall bear all Expenses incurred in connection with the Medium-Term Note Business (except as set forth in Section 2.5(a)) and the exercise of its inspection and information rights and each FSA Party shall bear all Expenses incurred in connection with the Leveraged Tax Lease Business and the exercise of its inspection and information rights.  No party shall be responsible for the salaries, overhead costs, operating expenses or other ordinary business costs and expenses of any other party; provided, that, DCL shall be responsible for all fees and expenses of FSA Global and Premier other than as provided in the Administrative Agency Agreement.

Section 2.6.                                   Amounts Paid Under the A-Loans.

(a)                                  FSA Global will apply all amounts paid to the Person entitled to receive such amounts under the A-Loans to the Debt PUA Notes.

(b)                                 If for any reason the amounts paid with respect to the A-Loans on any date exceed the related amounts paid (including by means of book entries effected by or on behalf of FSA, FSA Global or Premier) on the Debt PUA Notes, FSA Global shall cause a payment to be made to or for the account of Premier (to the extent not required to be paid to the lessee under the terms of the Leveraged Lease Transaction Documents) on such date in an amount equal to such excess (and DCL hereby guarantees that such payment will be timely made). To the extent such amounts paid with respect to the A-Loans are paid by book entry, then such excess may be paid to Premier by book entry. To the extent such amounts paid with respect to the A-Loans are paid in cash, then such excess shall be paid to FSA, on account of amounts owed to FSA by Premier, in cash.

(c)                                  If for any reason the amounts paid with respect to the Debt PUA Notes on any date exceed the related amounts paid (including by means of book entries effected by or on behalf of FSA, FSA Global or Premier) on the Debt PUAs, Premier shall make a payment to FSA Global on such date in an amount equal to such excess.  To the extent such amounts paid with respect to the Debt PUA Notes are paid by book entry, then such excess may be paid to FSA Global by book entry.  To the extent such amounts paid with respect to the Debt PUA Notes are paid in cash, then such excess shall be paid to FSA Global in cash.

Section 2.7.                                   Guidelines for Sale or Replacement of Assets.

(a)                                  In forming a Mutual Determination regarding the sale of FSA Global Assets or Cypress Assets, DCL and the related FSA Party intend that any such Mutual Determination will be guided by the criteria described on Exhibit A hereto, or such other guidelines as DCL and such FSA Party may from time to time mutually agree; provided, that an FSA Global Asset or Cypress Asset shall not be sold unless prior to or simultaneously with any such sale, (i) the FSA MTN Business Policies (if any) have been terminated in accordance with applicable laws and regulations on (A) the sold FSA Global Asset and (B) the related MTN and (C) such Related Derivative (if any) relating to such sold amount and (ii) the Related Derivative has been terminated or amended.

(b)                                 In forming a Mutual Determination regarding the replacement of Cypress Assets, DCL and the related FSA Party intend that any such Mutual Determination will be guided by the criteria described on Exhibit B hereto or such other guidelines as DCL and such FSA Party may from time to time mutually agree; provided, that a Cypress Asset shall not be replaced unless prior to or simultaneously with any such replacement, (i) the FSA MTN Business Policies (if any) have been amended in accordance with clause (f) of Exhibit B or terminated in accordance with applicable laws and regulations on the replaced Cypress Asset and the related Cypress Swap and (ii) the Related Derivative has been terminated or amended.

Section 2.8.                                   Guidelines for the Replacement of an FSA Global Swap or a Counterparty Under an FSA Global Swap.  In forming a Mutual Determination regarding the replacement of an FSA Global Swap or a counterparty under an FSA Global Swap, DCL and the related FSA Party intend that any such Mutual Determination will be guided by the criteria described on Exhibit C hereto, or such other guidelines as DCL and such FSA Party may mutually agree from time to time; provided, that an FSA Global Swap shall not be replaced unless prior to or simultaneously with any such replacement, (i) the FSA MTN Business Policies (if any) have been terminated in accordance with applicable laws and regulations on the replaced FSA Global Swap, (ii) the related MTN Business Transaction Documents have (if and as applicable) been amended to permit the transactions contemplated by such replacement, and (iii) DCL has advanced to FSA Global all funds required by it in order to effect the foregoing replacement.

Section 2.9.                                   Draws Under Liquidity Facilities.

(a)                                  To the extent that the MTN Business Transaction Documents give FSA Global the right to make a draw under any Liquidity Facility, FSA Global shall timely make such draw in the maximum amount drawable and DCL shall cause, and FSA may cause, FSA Global to make such draw to the extent that DCL or FSA, as applicable, has the ability to take such actions as Administrator under the Administrative Agency Agreement or other Separation Documents.

(b)                                 To the extent an FSA Party is a party to, a third party beneficiary of or otherwise has rights under any Liquidity Facility, such FSA Party may exercise such third party beneficiary or other rights (i) if the Liquidity Facility is provided by DCL or an Affiliate of DCL, in its sole discretion and without any consent, consultation or Mutual Determination with DCL, and (ii) otherwise, with DCL’s consent, which consent shall not be unreasonably withheld or delayed.

Section 2.10.                             Acceleration of the FSA MTN Business Policies and FSA Global DCL Guaranties.

(a)                                  Any amounts owing under any FSA MTN Business Policy and any obligations of DCL under the FSA Global DCL Guarantees may be accelerated as follows:

(i)                                     if (A) a Bankruptcy Event with respect to FSA occurs on or before December 31, 2015, (B) a claim is made under an FSA MTN Business Policy on or before December 31, 2015 and (C) that FSA MTN Business Policy or a related MTN Business Transaction Document permits the related FSA Party to elect to accelerate amounts payable under that FSA MTN Business Policy, then (1) such FSA Party may elect to accelerate or cause to be accelerated amounts payable under that FSA MTN Business Policy, to the extent permitted by such FSA MTN Business Policy or any MTN Business Transaction Document related thereto, if it makes such election prior to December 31, 2015 and (2) DCL’s obligations under the Funding Guaranty and Reimbursement Guaranty with respect to such amounts will also be accelerated and will be due and payable in full on the date on which such accelerated amounts under such FSA MTN Business Policy are payable;

(ii)                                  at any time when a DCL Event of Default is continuing, (1) the applicable FSA Party may elect to accelerate or cause to be accelerated amounts payable under any FSA MTN Business Policy in respect of which any claim has been made, to the extent permitted by such FSA MTN Business Policy or any MTN Business Transaction Document related thereto and (2) DCL’s obligations under the Funding Guaranty and Reimbursement Guaranty with respect to such amounts will also be accelerated and will be due and payable in full on the date on which such accelerated amounts under such FSA MTN Business Policy are payable; and

(iii)                               if any of the MTNs are or have been accelerated as a result of (a) an “Insurer Event” as defined in the MTN Indenture (other than due to a Bankruptcy Event with respect to FSA after December 31, 2015) or (b) a Bankruptcy Event with respect to FSA Global (other than due to the taking of a Bankruptcy Filing Action), then (1) FSA may elect to accelerate or cause to be accelerated amounts payable under any FSA MTN Business Policy that insures an MTN, to the extent permitted by such FSA MTN Business Policy or any MTN Business Transaction Document related thereto and (2) DCL’s obligations under the Funding Guaranty and Reimbursement Guaranty with respect to such amounts will also be accelerated and will be due and payable in full  on the date on which such accelerated amounts under such FSA MTN Business Policy are payable.

(b)                                 In all circumstances, if a claim is made under an FSA MTN Business Policy and if the FSA MTN Business Policy permits acceleration, the related FSA Party may accelerate that FSA MTN Business Policy, but the FSA Global DCL Guarantees will not be accelerated without the consent of DCL, except as set forth in clause (a)(i), (ii) or (iii) above; provided, however, that this clause (b) will not affect the obligation of DCL to pay scheduled payments under the FSA Global DCL Guarantees.

Section 2.11.                             Blocked Accounts.

(a)                                  Following the occurrence and during the continuance of any DCL Payment Failure (other than a DCL Other Payment Failure that is a Good Faith Contested Payment), Guarantee Fees, Reinsurance Proceeds, subrogation recoveries, reimbursement recoveries and any other amounts payable by any party to DCL under this Agreement or any other Separation Document or the MTN Business Transaction Documents (other than the FSA Global Swaps and the Cypress Swaps) will be deposited by such party (or by DCL if such party fails to so deposit such amounts) into the Cash Trapping Account; provided that amounts owed by an FSA Party under Sections 2.2(a) and 2.2(c) will be paid directly to DCL and not deposited into the Cash Trapping Account unless a DCL Guaranty Payment Failure has occurred and is continuing.

(b)                                 Any amounts on deposit in the Cash Trapping Account will be applied by FSA in the following order of priority: (first) to the relevant FSA Party, in satisfaction of amounts due and payable to such FSA Party in respect of any DCL Guaranty Payment Failures, (second) to DCL, in satisfaction of amounts due and payable by such FSA Party under Sections 2.2(a) and 2.2(c) and (third) to the FSA Parties, in satisfaction of any other amounts due and payable to the FSA Parties under this Agreement and any other Separation Document (other than a DCL Other Payment Failure that is a Good Faith Contested Payment).  After all amounts required to be paid by DCL to FSA have been paid (and any required DCL Collateral has been posted to the Collateral Posting Account), and no other DCL Default or DCL Event of Default has occurred and is continuing, all amounts payable to DCL under the Separation Documents shall be paid directly to DCL and shall not be deposited into the Cash Trapping Account.  Any amounts on deposit in the Collateral Posting Account may be applied by the applicable FSA Party only in accordance with Section 5.3(b) to satisfy DCL Guaranty Payment Failures.

(c)                                  For the avoidance of doubt, the deposit of any DCL Collateral into a Blocked Account shall not relieve FSA Global, Premier, Cypress or DCL of any of their respective obligations to make timely payments in accordance with the terms of this Agreement, the FSA Global DCL Guarantees, the Indemnification Agreement, the Insurance and Indemnity Agreements or any other Separation Document.

(d)                                 DCL hereby grants a first priority security interest to the FSA Parties in all of DCL’s right, title and interest in the DCL Collateral (a) in the case of the DCL Collateral deposited into or otherwise credited to the Collateral Posting Account, to secure DCL’s obligation to satisfy any DCL Guaranty Payment Failure under the FSA Global DCL Guarantees and (b) in the case of the DCL Collateral deposited into or otherwise credited to the Cash Trapping Account, to secure DCL’s obligation to pay the amounts described in Section 2.11(b).  DCL shall take reasonable actions deemed necessary or desirable by any FSA Party or that are required by applicable law to continue the FSA Parties’ first priority perfected security interest in the DCL Collateral.  The FSA Parties shall have the rights and remedies of a secured party under the UCC.

Section 2.12.                             Setoff.

(a)                                  If (i) any amount owing by an FSA Party to DCL under the Separation Documents (other than an FSA Good Faith Contested Payment) is not paid when due and if such amount is not paid during the applicable FSA Cure Period and (ii) no DCL Event of Default has occurred and is continuing, then DCL shall be entitled to deduct such unpaid amounts from any amounts payable to an FSA Party by DCL under the Separation Documents; provided, that DCL may not deduct any such amounts from (i) payments required to be made by DCL under the FSA Global DCL Guarantees, (ii) DCL Collateral required to be deposited by DCL into a Blocked Account, (iii) the amount of any Claims Reserve LOC required to be issued by DCL or (iv) payments required to be made by DCL under any Claims Reserve LOC.

As used in this Section 2.12, the term “FSA Cure Period” means five Business Days following receipt by the applicable FSA Party of written notice from DCL of such FSA Party’s failure to pay the FSA Percentage of a Policy Claim when and as required under Section 2.2(a)  (or, in the case of any nonpayment resulting from an administrative or operational error or omission or a force majeure, eight Business Days following such FSA Party’s receipt of such written notice; provided, however, that such FSA Party has provided notice to DCL no later than the third Business Day after receipt of such written notice that such non-payment has occurred due to administrative or operational error or omission or a force majeure).

(b)                                 If any amounts owing by DCL to an FSA Party under the Separation Documents (other than a Good Faith Contested Payment) are not paid, then each FSA Party shall be entitled to deduct such unpaid amounts from any amounts payable to DCL by such FSA Party under the Separation Documents; provided, that no amounts may be deducted from amounts required to be paid by an FSA Party under Section 2.2 other than to satisfy amounts owing by DCL under an FSA Global DCL Guaranty.

ARTICLE III

REPRESENTATIONS AND WARRANTIES; COVENANTS

Section 3.1.                                   Representations of the Parties.

(a)                                  Representations of FSA Global and Premier.  Except as set forth in the disclosure schedules attached as Appendix IV to this Agreement, each of FSA Global and Premier represents and warrants as to itself as of the date hereof that:

(i)                                     Due Organization and Qualification.  Such party is duly organized and validly existing under the laws of the jurisdiction of its organization, and is duly qualified to do business, is in good standing and has obtained all necessary licenses, permits, charters, registrations and approvals necessary for the performance of its obligations under the Separation Documents.

(ii)                                  Power and Authority.  Such party has all necessary power and authority to conduct its business as currently conducted and as proposed to be conducted, to execute, deliver and perform its obligations under this Agreement and any other Separation Document to which it is a party and to consummate the transactions contemplated hereby and thereby and to perform all its obligations hereunder and thereunder.

(iii)                               Due Authorization.  The execution, delivery and performance of the Separation Documents have been duly authorized by such party and do not require any additional approvals or consents or other action by or any notice to or filing with any Person, including any Governmental Authority.

(iv)                              Noncontravention.  Neither the execution and delivery of the Separation Documents by such party, the consummation of the transactions contemplated thereby nor the satisfaction of the terms and conditions of the Separation Documents,

(1)                                  conflicts with or results in any breach or violation of any provision of such party’s organizational or constitutional documents or any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award currently in effect having applicability to such party or any of its properties, including regulations issued by a Governmental Authority having supervisory powers over such party;

(2)                                  constitutes a default by such party under or a breach of any provision of any loan agreement, mortgage, indenture or other agreement or instrument to which such party is a party or by which it or any of its properties is or may be bound or affected; or

(3)                                  results in or requires the creation of any Lien upon or in respect of any of such party’s assets except as contemplated in the Separation Documents.

(v)                                 Legal Proceedings.  Other than as disclosed in the Annual Report on Form 10-K for the year ended December 31, 2008, or in the Quarterly Report on Form 10-Q for the quarter ended March 31, 2009 as filed by FSAH with the SEC, there is no litigation, action, proceeding, suit or investigation by or before any Governmental Authority against or affecting such party or any of its properties or rights either pending or, to such party’s knowledge after reasonable inquiry, threatened that, if determined adversely to such party, would reasonably be likely to result in a Material Adverse Change with respect to such party.

(vi)                              Valid and Binding Obligations.  Each Separation Document, when executed and delivered by such party, will constitute the legal, valid and binding obligation of such party, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally.

(vii)                           Compliance With Law, Etc.  No practice, procedure or policy currently employed or proposed to be employed by such party in the conduct of its business violates any law, rule, regulation, judgment, agreement, order or decree applicable to such party or by which such party or its assets may be bound, which violation would be reasonably likely to result in a Material Adverse Change with respect to such party.  Such party is not in breach of or in default under any applicable law or administrative regulation of the jurisdiction of its organization, or any Governmental Authority thereof or any applicable judgment or decree or any note, resolution, certificate, agreement or other instrument to which such party is a party or is otherwise subject which, if enforced, would reasonably be likely to result in a Material Adverse Change with respect to such party.

(viii)                        No Investment Company Act Registration.  Such party is not required to be registered as an “investment company” under the Investment Company Act.

(ix)                                Taxes.  Such party has filed all material Tax returns which are required to be filed, such Tax returns were correct and complete in all material respects, and timely paid all material Taxes, if applicable, including any assessments received by it, to the extent that such Taxes have become due.  Any material Taxes, fees and other governmental charges payable by such party in connection with its execution and delivery of and performance under the Separation Documents to which it is a party have been paid or shall have been paid at or prior to the Closing Date if such Taxes, fees or other governmental charges were due on or prior to the Closing Date.

(x)                                   Solvency.  Such party is solvent and will not be rendered insolvent by the transactions contemplated by the Separation Documents and, after giving effect to such transactions, such party does not believe that it has incurred, and does not intend to incur, debts beyond its ability to pay such debts as they mature.  Such party does not contemplate the commencement of insolvency, bankruptcy, liquidation or consolidation proceedings or the appointment of a receiver, liquidator, conservator, trustee or similar official in respect of such party or any substantial part of its assets.

(xi)                                Separation Documents.  Each of the representations and warranties of such party contained in the Separation Documents is true and correct in all material respects and such party hereby makes each such representation and warranty to, and for the benefit of, the FSA Parties as if the same were set forth in full herein.

(xii)                             Employees.  No such party has or has had any employees nor has or has owned, rented, leased or been in possession of any building or other real property.

(b)                                 Representations of each FSA Party.  Except as set forth in the disclosure schedules attached as Appendix IV to this Agreement, each FSA Party represents and warrants as of the date hereof that:

(i)                                     Due Organization and Qualification.  It is duly organized and validly existing under the laws of the jurisdiction of its organization, and is duly qualified to do business, is in good standing and has obtained all necessary licenses, permits, charters, registrations and approvals necessary for the performance of its obligations under the Separation Documents.

(ii)                                  Power and Authority.  It has all necessary power and authority to conduct its business as currently conducted and as proposed to be conducted, to execute, deliver and perform its obligations under this Agreement and any other Separation Document to which it is a party and to consummate the transactions contemplated hereby and thereby and to perform all its obligations hereunder and thereunder.

(iii)                               Due Authorization.  The execution, delivery and performance of the Separation Documents have been duly authorized by it and do not require any additional approvals or consents or other action by or any notice to or filing with any Person, including any Governmental Authority.

(iv)                              Noncontravention.  Neither the execution and delivery of this Agreement by it, the consummation of the transactions contemplated thereby nor the satisfaction of the terms and conditions of the Separation Documents,

(1)                                  conflicts with or results in any material breach or violation of any provision of its organizational or constitutional documents or any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award currently in effect having applicability to it or any of its properties, including regulations issued by a Governmental Authority having supervisory powers over it; or

(2)                                  constitutes a material default by it under or a breach of any provision of any loan agreement, mortgage, indenture or other agreement or instrument to which it is a party or by which it or any of its properties is or may be bound or affected.

(v)                                 Legal Proceedings.  Other than as disclosed in the Annual Report on Form 10-K for the year ended December 31, 2008, or the Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, as filed by FSAH with the SEC, there is no litigation, action, proceeding, suit or investigation by or before any Governmental Authority against or affecting it or any of its properties or rights either pending or, to its knowledge after reasonable inquiry, threatened that, if determined adversely to it, would reasonably be likely to result in a Material Adverse Change with respect to it.

(vi)                              Valid and Binding Obligations.  The Separation Documents, when executed and delivered by it, will constitute the legal, valid and binding obligation of it, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally.

(vii)                           Compliance With Law, Etc.  It is not in breach of or in default under any applicable law or administrative regulation of the jurisdiction of its organization, or any Governmental Authority thereof or any applicable judgment or decree or any note, resolution, certificate, agreement or other instrument to which it is a party or is otherwise subject which, if enforced, would reasonably be likely to result in a Material Adverse Change with respect to it.

(viii)                        Solvency.  It does not contemplate the commencement of insolvency, bankruptcy, liquidation or consolidation proceedings or the appointment of a receiver, liquidator, conservator, trustee or similar official in respect of it or any of its assets.  Such party has not charged or assigned and is not charging or assigning its interest in its assets applicable to it with any intent to hinder, delay or defraud any of such party’s creditors.

(ix)           Cypress.  Cypress is authorized to sign this Agreement and each other Separation Document to which Cypress is a party.

Section 3.2.            Representations of DCL.  DCL makes the representations and warranties set forth below as of the date hereof.  DCL agrees that it shall promptly notify FSA if it becomes aware of any correction to the lists set forth in Section 3.2(a) through (w).  To its knowledge following reasonable inquiry, no financial guarantees issued by FSA or any of its Affiliates with respect to the Medium-Term Note Business or the Leveraged Tax Lease Business remain outstanding, as of the Closing Date, other than those set forth on the Schedules hereto.  Neither DCL nor its Affiliates shall be liable to any FSA Party for any correction to information provided under Sections 3.2(b), (d), (g), (i), (k), (x) and (y) unless the error resulted in an increase in the net liabilities (measured as the excess of the increased liabilities over the increased assets) of the Leveraged Tax Lease Business as of September 30, 2008, as such, liabilities were accounted for as of September 30, 2008 in Annex F to the Purchase Agreement.

(a)           List of MTNs.  The list of MTNs set forth on Schedule A (i) includes all MTNs outstanding on the Closing Date and (ii) is true, correct and complete in all material respects.

(b)           List of Debt PUA Notes.  The list of Debt PUA Notes set forth on Schedule B under the column titled “F” (i) includes all Debt PUA Notes outstanding on the Closing Date and (ii) is true, correct and complete in all material respects.

(c)           List of Equity PUA Notes.  The list of Equity PUA Notes set forth on Schedule B under the column titled “I” (i) includes all Equity PUA Notes outstanding on the Closing Date and (ii) is true, correct and complete in all material respects.

(d)           List of Debt PUAs.  The list of Debt PUAs set forth on Schedule B under the column titled “L” (i) includes all Debt PUAs outstanding on the Closing Date and (ii) is true, correct and complete in all material respects.

(e)           List of Equity PUAs.  The list of Equity PUAs set forth on Schedule B under the column titled “M” (i) includes all Equity PUAs outstanding on the Closing Date and (ii) is true, correct and complete in all material respects.

(f)            List of MTN Policies.  The list of MTN Policies set forth on Schedule A (i) includes all MTN Policies outstanding on the Closing Date and (ii) is true, correct and complete in all material respects. FSA or the relevant Affiliate of FSA has delivered notice substantially in the form attached hereto as Appendix VI to each “Holder” of an MTN Policy that DCL has been appointed a “Fiscal Agent” under each MTN Policy, to each Person to whom such notice must be delivered for such notice to be effective and in accordance with the terms of such policy.

(g)           List of Debt PUA Notes Policies.  The list of Debt PUA Notes Policies set forth on Schedule B under the column titled “E” (i) includes all Debt PUA Notes Policies outstanding on the Closing Date and (ii) is true, correct and complete in all material respects.

(h)           List of Equity PUA Notes Policies.  The list of Equity PUA Notes Policies set forth on Schedule B under the column titled “H” (i) includes all Equity PUA Notes Policies outstanding on the Closing Date and (ii) is true, correct and complete in all material respects.

FSA or the relevant Affiliate of FSA has delivered notice substantially in the form attached hereto as Appendix VI to each “Holder” of an Equity PUA Notes Policy that DCL has been appointed a “Fiscal Agent” under each Equity PUA Notes Policy, to each Person to whom such notice must be delivered for such notice to be effective and in accordance with the terms of such policy.

(i)            List of Debt PUA Policies.  The list of Debt PUA Policies set forth on Schedule B under the column titled “D” (i) includes all Debt PUA Policies outstanding on the Closing Date and (ii) is true, correct and complete in all material respects.

(j)            List of Equity PUA Policies.  The list of Equity PUA Policies set forth on Schedule B under the column titled “G” (i) includes all Equity PUA Policies outstanding on the Closing Date and (ii) is true, correct and complete in all material respects. FSA or the relevant Affiliate of FSA has delivered notice substantially in the form attached hereto as Appendix VI to each “Holder” of an Equity PUA Policy that DCL has been appointed a “Fiscal Agent” under each Equity PUA Policy, to each Person to whom such notice must be delivered for such notice to be effective and in accordance with the terms of such policy.

(k)           List of A-Loans.  The list of A-Loans set forth on Schedule B under the column titled “K” (i) includes all A-Loans outstanding on the Closing Date and (ii) is true, correct and complete in all material respects.

(l)            List of FSA Global Assets other than A-Loans.  The list of FSA Global Assets other than A-Loans set forth on Schedule C (i) includes all FSA Global Assets other than A-Loans outstanding on the Closing Date and (ii) is true, correct and complete in all material respects.

(m)          List of FSA Global Swaps.  The list of FSA Global Swaps set forth on Schedule D (i) includes all FSA Global Swaps outstanding on the Closing Date and (ii) is true, correct and complete in all material respects.

(n)           List of FSA Global Swap Policies.  The list of FSA Global Swap Policies set forth on Schedule D (i) includes all FSA Global Swap Policies outstanding on the Closing Date and (ii) is true, correct and complete in all material respects. FSA or the relevant Affiliate of FSA has delivered notice substantially in the form attached hereto as Appendix VI to each “Holder” of an FSA Global Swap Policy that DCL has been appointed a “Fiscal Agent” under each FSA Global Swap Policy, to each Person to whom such notice must be delivered for such notice to be effective and in accordance with the terms of such policy.

(o)           List of FSA Global Asset Policies.  The list of FSA Global Assets Policies set forth on Schedule C (i) includes all FSA Global Assets Policies outstanding on the Closing Date and (ii) is true, correct and complete in all material respects. FSA or the relevant Affiliates of FSA has delivered notice substantially in the form attached hereto as Appendix VI to each “Holder” of an FSA Global Asset Policy that DCL has been appointed a “Fiscal Agent” under each FSA Global Asset Policy, to each Person to whom such notice must be delivered for such notice to be effective and in accordance with the terms of such policy.

(p)           List of Cypress Notes.  The list of Cypress Notes set forth on Schedule C (i) includes all Cypress Notes outstanding on the Closing Date and (ii) is true, correct and complete in all material respects.

(q)           List of Cypress Indentures.  The list of Cypress Indentures set forth on Schedule E (i) includes all Cypress Indentures outstanding on the Closing Date and (ii) is true, correct and complete in all material respects.

(r)            List of Cypress Assets.  The list of Cypress Assets set forth on Schedule F (i) includes all Cypress Assets outstanding on the Closing Date and (ii) is true, correct and complete in all material respects.

(s)           List of Cypress Swaps.  The list of Cypress Swaps set forth on Schedule D (i) includes all Cypress Swaps outstanding on the Closing Date and (ii) is true, correct and complete in all material respects.

(t)            List of Cypress Swap Policies.  The list of Cypress Swap Policies set forth on Schedule D (i) includes all Cypress Swap Policies outstanding on the Closing Date and (ii) is true, correct and complete in all material respects. FSA or the relevant Affiliate of FSA has delivered notice substantially in the form attached hereto as Appendix VI to each “Holder” of an Cypress Swap Policy that DCL has been appointed a “Fiscal Agent” under each Cypress Swap Policy, to each Person to whom such notice must be delivered for such notice to be effective and in accordance with the terms of such policy.

(u)           List of Matched FSA Global Assets and Related MTNs.  The list of FSA Global Assets, Related Derivatives and Related MTNs set forth on Schedule G (i) includes all FSA Global Assets, Related Derivatives and Related MTNs and (ii) is true, correct and complete in all material respects.

(v)           List of Reinsurance Agreements and Related FSA MTN Business Policies.  The list of Reinsurance Agreements and the list of related FSA MTN Business Policies set forth on Schedule H (i) includes all Reinsurance Agreements and related FSA MTN Business Policies and (ii) is true, correct and complete in all material respects.

(w)          List of Leveraged Tax Lease Business Journal Entries.  The list of journal entries set forth in the electronic file delivered to FSA on the Closing Date (such file, the “Journal Entries File”) (i) includes all journal entries to post the interest payments and changes in principal required to be made over the life of the Debt PUAs, the Debt PUA Notes and the related A-Loans (determined as of the date of this Agreement and without giving effect to any subsequent changes) in order to evidence the monthly amortization of the A-Loans and Debt PUA Notes and the reduction of the amounts owing under the Debt PUAs and (ii) is true, correct and complete in all material respects.

(x)            Liabilities of Premier.  As of the Closing Date, there are no outstanding liabilities (contingent or otherwise) of Premier other than Debt PUAs listed on Schedule B and Equity PUAs listed on Schedule B (and any reimbursement obligations of Premier to FSA in relation thereto).

(y)           Liabilities of FSA Global.  As of the Closing Date, there are no outstanding liabilities (contingent or otherwise) of FSA Global other than the MTNs listed on Schedule A, the Debt PUA Notes listed on Schedule B, the Equity PUA Notes listed on Schedule B and the FSA Global Swaps listed on Schedule D (and any reimbursement obligations of FSA Global to an FSA Party in relation thereto).

(z)            Amendments of Certain Swaps.  With respect to each FSA Global Swap or Cypress Swap under which DCL or any of its Affiliates is the counterparty (such a counterparty, a “DCL Swap Counterparty”) on or prior to the Closing Date, such swaps have been amended in the form to be agreed between DCL and FSA to (A) provide that such swaps cannot be terminated by such DCL Swap Counterparty as a result of a default by FSA Global or Cypress, as applicable, or a termination event affecting FSA Global or Cypress, as applicable (B) include a waiver and release by such DCL Swap Counterparty of any and all other rights to receive any payment from FSA (but not from DCL on behalf of FSA pursuant to the terms of the FSA Global DCL Guarantees) under the terms of the related FSA Global Swap Policy or Cypress Swap Policy, as applicable, other than amounts required to be paid by FSA under Sections 2.2(a) and 2.2(c), (C) provide that such DCL Swap Counterparty will not seek to amend, terminate or cancel or withhold payment under such FSA Global Swap or Cypress Swap, as applicable, notwithstanding any failure of an FSA Party to make payment of amounts owed under such FSA Global Swap Policy or Cypress Swap Policy, as applicable, and (D) include a non-petition clause in the form agreed between DCL and FSA (such amendments, as applicable, the “FSA Global Swap Amendments” and the “Cypress Swap Amendments”).  For the avoidance of doubt, no FSA MTN Business Policies will be terminated as a result of the FSA Global Swap Amendments or the Cypress Swap Amendments.

(aa)         FSA Global and Premier Memoranda and Articles of Association.  A true and complete copy of the Premier and FSA Global Memoranda and Articles of Association (as amended) are attached hereto as Schedule I.

(bb)         Insurance and Indemnity Agreements.

(i)            (a) There is an insurance and indemnity agreement between FSA and Cypress that applies to each FSA MTN Business Policy issued in respect of any obligation of Cypress; (b) the insurance and indemnity agreements described in the definition of “Cypress Insurance Agreements” is a true and complete list of all such insurance and indemnity agreements and (c) other than the insurance and indemnity agreements described in the definition of “Cypress Insurance Agreements,” no other insurance and indemnity agreement between FSA and Cypress is in effect as of the Closing Date.

(ii)           (a) There is an insurance and indemnity agreement between FSA and Premier that applies to each FSA MTN Business Policy issued in respect of any obligation of Premier and (b) such insurance and indemnity agreements are substantially in the form of the Insurance and Indemnity Agreement, dated as of June 26, 2003, by and between FSA and Premier, and are all similar in form and substance in all material respects and (c) other than the insurance and indemnity agreements described in clause (a) above, no other insurance and indemnity agreement between FSA and Premier is in effect as of the Closing Date.

(iii)          (a) There is an insurance and indemnity agreement between FSA and FSA Global, an Affiliate of FSA immediately prior to the Closing Date or Augusta Funding Limited that applies to each FSA MTN Business Policy (other than (A) the FSA MTN Business Policies referred to in clauses (i) and (ii) above and (B) the FSA Global Assets Policies identified on Schedule M); (b) the insurance and indemnity agreement described in the definition of “FSA Global Insurance Agreement” is a true and complete list of all such insurance and indemnity agreements and (c) other than the insurance and indemnity agreements described in the definition of “FSA Global Insurance Agreement,” no other insurance and indemnity agreement between FSA and FSA Global is in effect as of the Closing Date.

(cc)         Due Organization and Qualification.  It is duly organized and validly existing under the laws of the jurisdiction of its organization, and is duly qualified to do business, is in good standing and has obtained all necessary licenses, permits, charters, registrations and approvals necessary for the performance of its obligations under the Separation Documents.

(dd)         Power and Authority.  It has all necessary power and authority to conduct its business as currently conducted and as proposed to be conducted, to execute, deliver and perform its obligations under this Agreement and any other Separation Document to which it is a party and to consummate the transactions contemplated hereby and thereby and to perform all its obligations hereunder and thereunder and to deliver and pledge any collateral (as applicable) as provided herein.

(ee)         Due Authorization.  The execution, delivery and performance of the Separation Documents to which it is a party have been duly authorized by it and do not require any additional approvals or consents or other action by or any notice to or filing with any Person, including any Governmental Authority.

(ff)           Noncontravention.  Neither the execution and delivery of the Separation Documents by it, the consummation of the transactions contemplated thereby nor the satisfaction of the terms and conditions of the Separation Documents,

(i)            conflicts with or results in any breach or violation of any provision of its organizational or constitutional documents or any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award currently in effect having applicability to it or any of its properties, including regulations issued by a Governmental Authority having supervisory powers over it; or

(ii)           constitutes a material default by it under or a breach of any provision of any loan agreement, mortgage, indenture or other agreement or instrument to which it is a party or by which it or any of its properties is or may be bound or affected.

(gg)         Legal Proceedings.  Other than as disclosed in the annual report of Dexia and DCL with respect to fiscal year 2008 and any subsequent quarterly financial reports (or updates thereto) of Dexia and DCL prior to the date hereof, there is no litigation, action, proceeding, suit or investigation by or before any Governmental Authority against or affecting it or any of its properties or rights either pending or, to its knowledge after reasonable inquiry, threatened that, if determined adversely to it, would reasonably be likely to result in a Material Adverse Change with respect to it.

(hh)         Valid and Binding Obligations.  The Separation Documents executed by it, when executed and delivered by it, will constitute the legal, valid and binding obligations of it, enforceable in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally.

(ii)           Compliance With Law, Etc.  It is not in breach of or in default under any applicable law or administrative regulation of the jurisdiction of its organization, or any Governmental Authority thereof or any applicable judgment or decree or any note, resolution, certificate, agreement or other instrument to which it is a party or is otherwise subject which, if enforced, would reasonably be likely to result in a Material Adverse Change with respect to it.

(jj)           Taxes.  It has filed all Tax returns which are required to be filed and timely paid all Taxes, if applicable, including any assessments received by it, to the extent that such Taxes have become due, the non-filing or non-payment of which would result in a Material Adverse Change with respect to it.  Any Taxes, fees and other governmental charges payable by it in connection with its execution and delivery of and performance under the Separation Documents to which it is a party have been paid or shall have been paid at or prior to the Closing Date if such Taxes, fees or other governmental charges were due on or prior to the Closing Date, to the extent non-payment would be reasonably likely to result in a Material Adverse Change with respect to it.

(kk)         Solvency.  It does not contemplate the commencement of insolvency, bankruptcy, liquidation or consolidation proceedings or the appointment of a receiver, liquidator, conservator, trustee or similar official in respect of it or any of its assets.

(ll)           Representations and Warranties with Respect to the DCL Collateral.  DCL represents, warrants and agrees on its own behalf with respect to the DCL Collateral on any date on which DCL Collateral is Delivered to the FSA Parties that:

(i)            DCL has Granted a valid and continuing security interest (as defined in the UCC) in such DCL Collateral in favor of the FSA Parties, which security interest is prior to all other Liens (except for any Permitted Liens), and is enforceable as such as against creditors of DCL.  The security interest of the FSA Parties in such DCL Collateral will, until the obligations and indebtedness of DCL secured hereunder have been paid in full or release of such DCL Collateral in accordance with the terms of this Agreement, be a perfected security interest in such DCL Collateral, senior to all other security interests in such DCL Collateral (except for any Permitted Liens).

(ii)           It owns such DCL Collateral free and clear of any Lien, claim or encumbrance of any Person other than the FSA Parties and it has acquired its ownership in such DCL Collateral in good faith without notice of any Adverse Claim, in each case except for any Permitted Lien.

(iii)          Other than any Permitted Lien, it has not pledged, assigned, sold, granted a Lien on or security interest in, or otherwise conveyed any of such DCL Collateral.  It has not authorized the filing of and is not aware of any financing statements against it that include a description of such DCL Collateral.

(iv)          None of the Instruments, Tangible Chattel Paper or Certificated Securities that constitute or evidence such DCL Collateral has any marks or notations indicating that they have been pledged, assigned or otherwise conveyed to any Person other than (x) the FSA Parties, or (y) in connection with any Permitted Lien.

(v)           It has received all consents and approvals required by the terms of such DCL Collateral to the transfer to the FSA Parties of its interest and rights in such DCL Collateral hereunder and it has full right to Grant a security interest in and assign and pledge all of its right, title and interest in such DCL Collateral to the FSA Parties.

(vi)          It has not consented to the Intermediary’s complying with the Entitlement Orders or other instructions originated by any Person other than the FSA Parties in connection with either Blocked Account.  All of such DCL Collateral consisting of Security Entitlements and Financial Assets has been credited to the Blocked Accounts.  The Intermediary for the Blocked Accounts has agreed to treat all assets, except uninvested funds, credited to the Blocked Accounts as Financial Assets.  The Blocked Accounts are Securities Accounts with respect to securities and other Financial Assets deposited or credited to the Blocked Accounts.  It acknowledges that the Intermediary will agree, pursuant to the related Account Control Agreement, to comply with all Entitlement Orders and other instructions originated by the FSA Parties in relation to the Blocked Accounts, without its further consent.

Section 3.3.            Affirmative Covenants of the Parties.

(a)           DCL hereby agrees that during the term of this Agreement, unless DCL and FSA shall otherwise expressly consent in writing:

(i)            DCL shall promptly inform the FSA Parties in writing of the occurrence of any of the following:

(1)           any DCL Default or DCL Event of Default;

(2)           the commencement of any proceedings by or against DCL under any applicable bankruptcy, reorganization, liquidation, rehabilitation, insolvency or other similar law now or hereafter in effect or of any proceeding in which a receiver, liquidator, conservator, trustee or similar official shall have been, or may be, appointed or requested for DCL or any of its assets.

(ii)           DCL shall furnish or cause to be furnished to the FSA Parties, within 30 days of the end of each fiscal quarter, an information report with respect to the prior quarter in the form attached hereto as Appendix III (together with the certification described in Appendix III) that is true and complete in all material respects, together with any other information as the FSA Parties may reasonably request.

(iii)          DCL shall not take any action in its capacity as Fiscal Agent except to receive and process Policy Claims with respect to FSA MTN Business Policies unless otherwise agreed between DCL and the related FSA Party.

(iv)          DCL shall use commercially reasonable efforts to make, or cause to be made, all journal entries for the Leveraged Tax Lease Business in accordance with the Journal Entries File or as otherwise directed by FSA.  FSA shall provide to the Sub-Administrator, at least six Business Days notice in advance of any required change to a journal entry being made, or if FSA indicates that the change must be made within a shorter period, then FSA shall provide such notice of such change within three Business Days, and DCL shall cause the Sub-Administrator to promptly confirm to FSA when it has made such journal entries.  FSA shall indemnify DCL and hold it harmless from any Losses that result from making any such change as requested by FSA.  DCL shall be responsible for the due and punctual performance by the Sub-Administrator of the Sub-Administrator’s obligations on behalf of the LTL Administrator (as defined in the Administrative Services Agreement) under the Administrative Services Agreement.

(v)           To the extent that DCL receives notice from an FSA Party or otherwise becomes aware of a financial guarantee insurance policy issued by FSA or an Affiliate of FSA in connection with the Medium-Term Note Business that is outstanding and under which DCL or an Affiliate of DCL is a beneficiary (other than a Cypress Swap Policy or a FSA Global Swap Policy), DCL will give notice of such circumstance to the FSA Parties (if notice was not received from an FSA Party) and will enter into, or cause any Affiliate of DCL that is the beneficiary to enter into, a customary termination agreement of such policy in compliance with applicable laws and regulations, and in compliance with the terms of the related MTN Business Transaction Documents and agree (or cause such Affiliate of DCL to agree) not to make a claim thereunder; provided, however, that if the termination of such policy would permit a Reinsurer to raise the defense that Reinsurance Proceeds should not be paid to FSA with respect to such policy, then

(1)           such policy will not be terminated by DCL or its Affiliate;

(2)           DCL or such affiliate of DCL, as applicable, will waive and release any and all rights to receive any payment from FSA (but not from DCL on behalf of FSA pursuant to the terms of the FSA Global DCL Guarantees) in respect of such policy, other than amounts required to be paid by FSA under Sections 2.2(a) and 2.2(c); and

(3)           DCL or such Affiliate of DCL, as applicable, will not seek to amend, terminate or cancel or withhold payment under the obligation insured by such policy.

DCL hereby agrees, and agrees to cause any applicable Affiliate which is the beneficiary of any such policy, to enter into an agreement in form reasonably satisfactory to FSA to document the matters set forth in this subsection (v).

(b)           Each of FSA Global and Premier hereby agrees that:

(i)            Such party shall perform each of its obligations under the Separation Documents and comply with all material requirements of any law, rule or regulation applicable to it and its material properties.

(ii)           Such party shall comply in all material respects with the requirements and limitations of its powers set forth in, and will observe all procedures required by, its organizational documents, including that it shall not amend certain sections of its organizational documents as provided therein. Such party shall take all appropriate action necessary to maintain its existence and good standing under the laws of the Cayman Islands.

(iii)          Such party shall keep or cause to be kept in reasonable detail books and records of account of such party’s assets and business, including books and records relating to the Separation Documents, which shall be made available to FSA, DCL and other Persons as described in Article VII.  The books of such party will be kept on an accrual basis. The fiscal year of such party will end on December 31 of each year.

(iv)          Such party shall pay all annual government fees and Taxes payable in connection with the conduct of its business.

(v)           Such party shall promptly inform the FSA Parties and DCL in writing of the occurrence of any of the following:

(1)           the submission of any claim or the initiation of any legal process, litigation or administrative or judicial investigation against such party;

(2)           the commencement or written threat of any rule making or disciplinary proceedings or any proceedings instituted by or against such party in any court or before any governmental body or agency, or before any arbitration board, or the promulgation of any proceeding or any proposed or final rule which, if adversely determined, would result in a Material Adverse Change with respect to such party;

(3)           the commencement of any proceedings by or against such party under any applicable bankruptcy, reorganization, liquidation, rehabilitation, insolvency or other similar law now or hereafter in effect or of any proceeding in which a receiver, liquidator, conservator, trustee or similar official shall have been, or may be, appointed or requested for such party or any of its assets;

(4)           the receipt of notice that (A) such party is to be placed under regulatory supervision or (B) any license, permit, charter, registration or approval material to the conduct of such party’s business is to be, or reasonably likely to be, suspended or revoked, or (C) such party is to cease and desist any practice, procedure or policy employed by such party in the conduct of its business, and such regulatory supervision, suspension, revocation or cessation would reasonably be likely to result in a Material Adverse Change with respect to such party; or

(5)           the receipt of notice (A) of any claim or order by any Tax authority that material Taxes are owed by such party  or (B) that any material withholding or backup withholding taxes are to be imposed with respect to such party.

(vi)          Such party shall maintain all licenses, permits, charters and registrations that are material to the conduct of its business.

(vii)         Such party shall comply in all material respects with all applicable provisions of state and federal securities laws, including blue sky laws and the Securities Act, the Exchange Act and the Investment Company Act and all rules and regulations promulgated thereunder for which non-compliance would reasonably be likely to result in a Material Adverse Change with respect to such party.

(viii)        Such party shall comply with the governance provisions set forth in Appendix V to this Agreement in all material respects.

(ix)           Such party will not settle any litigation, action, proceeding, suit or investigation relating to the Medium-Term Note Business unless any costs of such settlement are borne or funded by DCL or its Affiliates.

(x)            Such party will not settle any litigation, action, proceeding, suit or investigation relating to the Leveraged Tax Lease Business without the consent of FSA (it being understood that any costs of such settlement entered into with the consent of FSA shall be borne or funded by FSA or its Affiliates).

Section 3.4.            Negative Covenants of DCL and the FSA Parties.

(a)           None of DCL, the FSA Parties or their Affiliates will (i) take any action that would cause either FSA Global or Premier to violate the terms of their organizational documents or (ii) seek to amend, modify or supplement the organizational documents of FSA Global or Premier without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed.

(b)           None of DCL, the FSA Parties or their Affiliates shall amend, modify or supplement any of the MTN Business Transaction Documents except pursuant to a Mutual Determination unless a DCL Event of Default has occurred and is continuing, in which case the applicable FSA Party, acting alone, can take such actions or instruct FSA Global or Premier, as applicable, to take such actions, and FSA Global and Premier shall take such actions to the extent they have the right to do so under the applicable MTN Business Transaction Documents.

(c)           DCL shall not take any actions in its capacity as fiscal agent of an FSA Party under any FSA MTN Business Policy, other than to the extent expressly provided in the FSA Global DCL Guarantees or as otherwise agreed in writing by DCL and such FSA Party.

(d)           DCL will not settle any litigation, action, proceeding, suit or investigation relating to the Medium-Term Note Business unless any costs of such settlement are borne or funded by DCL or its Affiliates.

(e)           DCL will not settle any litigation, action, proceeding, suit or investigation relating to the Leveraged Tax Lease Business without the consent of FSA (it being understood that any costs of such settlement entered into with the consent of FSA shall be borne or funded by FSA or its Affiliates).

Section 3.5.            Negative Covenants of FSA Global and Premier; Amendments to Organizational Documents.  Each of FSA Global and Premier hereby agrees that, without the written consent of DCL and the relevant FSA Party:

(a)           Such party shall not amend, supplement or otherwise modify its organizational documents (or permit any of the foregoing) unless required by law to do so (or, to the extent possible, permit any of the foregoing).

(b)           Such party shall not form or acquire, or cause to be formed or acquired, any Subsidiaries.

(c)           Such party shall neither repurchase any of its shares nor make any distributions to its shareholders, including any distribution of dividends, except as permitted under the Separation Documents.

(d)           Such party shall not issue any shares of any kind or rights, warrants or options in respect of shares of any kind or securities convertible into or exchangeable for shares of any kind.

(e)           Such party shall not consolidate with or merge with or into any Person or transfer all or substantially all of its assets to any Person or liquidate or dissolve in whole or in part.

(f)            Such party shall not:

(i)            sell, transfer, exchange or otherwise dispose of any of its assets except as permitted under the Separation Documents or required by the MTN Business Transaction Documents or Leveraged Lease Transaction Documents, or engage in any business or activity or incur any indebtedness or other liabilities other than as contemplated by this Agreement, the MTN Business Transaction Documents, the Leveraged Lease Transaction Documents and its organizational documents, or

(ii)           institute against, or join any other Person in instituting against, any party hereto any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding, or other proceeding under any bankruptcy or similar law, until the FSA MTN Business Policies and FSA Leveraged Lease Policies are terminated.

(g)           Such party shall not take, or permit to be taken, any action that could cause such party to be required to (i) register as an “investment company” under the Investment Company

Act, or (ii) register any of its issued and outstanding securities under the Securities Act or any United States state securities laws.

(h)           Such party shall not terminate, amend, waive, modify, supplement or consent to any termination, amendment, waiver, modification or supplement of, any of the Separation Documents or MTN Business Transaction Documents except in accordance with their terms and the terms of this Agreement.

(i)            Such party shall not terminate, amend, waive or supplement any of the Leveraged Lease Transaction Documents without the prior written consent of FSA.

(j)            Such party shall not terminate, amend, waive or supplement the FSA Global Guaranty Reimbursement Agreement without the prior written consent of FSA.

(k)           Such party shall neither have any employees nor own, rent, lease or be in possession of any building or other real property.

ARTICLE IV

PREMIUMS AND OTHER PAYMENTS

Section 4.1.            Ongoing Premiums and Other Payments.

(a)           In consideration for the FSA Global DCL Guarantees, unless a DCL Default or DCL Event of Default has occurred and is continuing, FSA Global, Premier and Cypress will be obligated to pay directly to DCL a guarantee fee (the “Guarantee Fee”) in an amount equal to all Premiums paid by each of them after the Closing Date with respect to the Medium-Term Note Business, less (i) the FSA Portion applicable to each FSA MTN Business Policy and (ii) an amount equal to any related Reinsurance Premiums that have not been paid prior to the Closing Date, which amount, described in clauses (i) and (ii) above, will be paid directly by FSA Global, Premier or Cypress as applicable, to the relevant FSA Party, and such FSA Party will, upon receipt thereof,  pay the amounts described in clause (ii) above to the relevant Reinsurers.  Subject to Section 2.11(a), if an FSA Party receives any Guarantee Fees, it shall hold such amounts in trust for DCL and promptly pay them to DCL.  None of FSA Global, Premier or Cypress shall owe any amounts to any FSA Party as premiums under the MTN Business Transaction Documents other than the Reinsurance Premiums described above.  An FSA Party may request, and shall receive from DCL within 30 days of such request, a reasonably detailed accounting of all Guarantee Fees to which DCL is entitled under the terms of this Section 4.1(a) for a period specified by such FSA Party.

As used herein, the term “FSA Portion” means, for each FSA MTN Business Policy listed on Schedule N, an amount equal to the product of (a) the percentage specified for such MTN Business Transaction Policy in Column C of Schedule N and (b) the Premiums payable to the related FSA Party in connection with such MTN Business Transaction Document prior to the amendments made by this Agreement.

(b)           DCL will not be entitled to receive insurance premiums or other payments with respect to the Leveraged Tax Lease Business or the Strip Policies.

(c)           FSA will not amend any FSA Global Insurance Agreement or Premier Insurance Agreement without the consent of DCL (which consent shall not be unreasonably withheld or delayed).

Section 4.2.            Premiums Paid Prior to the Closing Date.  The FSA Parties will retain any Premiums (whether earned or unearned) that were paid to the FSA Parties prior to the Closing Date with respect to any FSA MTN Business Policy.

Section 4.3.            Claims Reserve LOC.

(a)           Within 10 days after the relevant FSA Party provides notice to DCL of the creation of a Claims Reserve with respect to an FSA MTN Business Policy, the New York Branch of DCL shall issue to the relevant FSA Party an unconditional letter of credit substantially in the form attached hereto as Exhibit D (each, a “Claims Reserve LOC”).  The stated amount of such Claims Reserve LOC shall be equal to the lesser of (i) the amount of such Claims Reserve and (ii) the product of the DCL Percentage and the coverage amount under the related FSA MTN Business Policy. Each Claims Reserve LOC shall be in effect until the earlier of (i) the cancellation of the Claims Reserve, and (ii) the expiry of the related FSA MTN Business Policy and payment in full of any amounts payable under the FSA Global DCL Guarantees in respect thereof.  If and when there is a reduction in the amount of the Claims Reserve, the relevant FSA Party shall provide notice to DCL within 10 days of such reduction, and the related Claims Reserve LOC shall be reduced by the amount of such reduction of such Claims Reserve.  If and when there is an increase in the amount of the Claims Reserve, then, upon 10 days notice from the relevant FSA Party to DCL, the Claims Reserve LOC will also be increased by the amount of such increase of such Claims Reserve and any increase will likewise be subject to this Section 4.3.

(b)           DCL shall not charge any fees to any FSA Party in connection with providing any Claims Reserve LOC.

(c)           The payment of any amount under a Claims Reserve LOC shall reduce, by such amount, the liability of DCL to make payment under the Funding Guaranty or the Reimbursement Guaranty, as applicable, in respect of a claim under the related FSA MTN Business Policy for which the Claims Reserve LOC was issued.

(d)           The relevant FSA Party will not make any draw under the Claims Reserve LOC until after the 12th Business Day after payment by DCL is required under the terms of the Funding Guaranty.  A draw which is paid under the Claims Reserve LOC shall be treated as a like amount drawn and received under the Reimbursement Guaranty and DCL shall not be liable to pay such amount under the Funding Guaranty or the Reimbursement Guaranty to the extent of such payment under the Claims Reserve LOC and DCL shall be entitled to subrogation recoveries with respect to such payments under any Claims Reserve LOC as if such payment had been made under the Reimbursement Guaranty, in accordance with Section 2.3 of this Agreement.  For the avoidance of doubt, there can be no duplication of payments under any of the Claims Reserve LOC, any FSA Global DCL Guarantee, and the Indemnification Agreement with respect to the same Policy Claim.

(e)           Pursuant to the terms and conditions of the Indemnification Agreement, FSA shall indemnify and hold harmless DCL from any Losses (as defined in the Indemnification Agreement) incurred by it as a result of a draw under the Claims Reserve LOC that would not have been required to be paid if such draw were made in the form of a demand under the related FSA Global DCL Guarantee (an “Improper Draw”).  Any Losses incurred by DCL as a result of an Improper Draw will accrue interest from the date of funding by DCL under the Claims Reserve LOC until the date of reimbursement by FSA at the Late Rate.

(f)            If the relevant FSA Party determines in good faith that the issuance of a Claims Reserve LOC will not permit the relevant FSA Party to avoid, neutralize, offset or otherwise mitigate a Claims Reserve, FSA will not request such Claims Reserve LOC and will cancel and return any Claims Reserve LOC that has been previously issued.  DCL shall have the right, at its request and upon reasonable advance notice, to discuss with the relevant Persons at FSA and its Affiliates the nature of any Claims Reserve and the reasons why FSA believes the issuance of the Claims Reserve LOC may avoid, neutralize, offset or otherwise mitigate the Claims Reserve.

ARTICLE V

DCL EVENTS OF DEFAULT; REMEDIES

Section 5.1.            DCL Events of Default.

(a)           A “DCL Event of Default” means any one of the following events:

(i)            any DCL Guaranty Payment Failure that is not cured within the applicable Cure Period if such uncured DCL Guaranty Payment Failure, together with the cumulative amount of previous uncured DCL Guaranty Payment Failures, would cause the cumulative amount of all DCL Guaranty Payment Failures to exceed $10,000,000;

(ii)           DCL fails to post collateral as and when required pursuant to Section 5.3;

(iii)          a DCL Other Payment Failure in excess of $25,000,000 that is not cured within the applicable Cure Period and that is not a Good Faith Contested Payment; or

(iv)          a Bankruptcy Event with respect to DCL.

(b)           If a DCL Event of Default occurs as a result of a DCL Guaranty Payment Failure, and DCL subsequently pays to the related FSA Party the amount of such DCL Guaranty Payment Failure, together with interest thereon, calculated using the Late Rate, and deposits Eligible Collateral into the Collateral Posting Account in an amount equal to the amount of such DCL Guaranty Payment Failure, then subject to Section 5.2(c) below, such DCL Event of Default shall be deemed to have been cured (and not be continuing) for the purpose of DCL’s right to Mutual Determination and to receive payments under the Separation Documents.

Section 5.2.            Remedies.

(a)           In addition to the other consequences described in this Agreement, if a DCL Event of Default occurs and is continuing,

(i)            each FSA Party may exercise FSA Rights (including rights of subrogation and reimbursement) or any other right or remedy that it may have, without the consent of, consultation with or Mutual Determination with DCL;

(ii)           DCL’s rights to receive payments under the Separation Documents or the MTN Business Transaction Documents, including its rights to reimbursement under the FSA Global Guaranty Reimbursement Agreement and any of DCL’s subrogation rights and rights to any collateral securing the Equity PUAs, shall be subordinated to the rights, interests and claims of the FSA Parties;

(iii)          any amounts payable by any party to DCL under this Agreement, any other Separation Document or the MTN Business Transaction Documents will be deposited by such party (or by DCL if paid to DCL by such party) into the Cash Trapping Account, other than payments made to DCL or an Affiliate of DCL under any FSA Global Swap or Cypress Swap;

(iv)          no funds or other property shall be distributed (whether by dividend, distributions or otherwise) by FSA Global or Premier to DCL or any of its Affiliates while any FSA MTN Business Policy or FSA Leveraged Tax Lease Policy is outstanding or any amounts owed to any FSA Party in connection with any FSA MTN Business Policy remain unpaid and such funds and other property may be applied by such FSA Party in satisfaction of amounts due and payable to such FSA Party under this Agreement or any Separation Document;

(v)           with the consent of DCL, not to be unreasonably withheld or delayed, FSA may exercise the rights of DCL under the organizational documents of FSA Global and Premier, including the right to amend such organizational documents; and

(vi)          DCL, FSA Global and Premier shall deliver or make available (or cause to be delivered or made available) to FSA (1) copies of all records and electronic data containing all information necessary to enable FSA to administer the Medium-Term Note Business and (2) any computer software used by FSA Global, Premier or DCL in connection with the Medium-Term Note Business, and DCL shall grant to FSA and its designees access to the premises and personnel of DCL and its Affiliates for the purpose of administering the Medium-Term Note Business.  The obligations of DCL, FSA Global and Premier pursuant to clauses (1) and (2) above shall be carried by DCL at its expense using its reasonable best efforts, taking into consideration any existing contractual obligations that DCL is subject to at the time with respect to such transfer.

(b)           No right or remedy conferred in this Agreement upon or reserved to an FSA Party is intended to be exclusive of any other right or remedy (including subrogation rights or rights under the FSA Global DCL Guaranties), and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise.  The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate rights or remedies.

(c)           To the extent an FSA Party exercises rights pursuant to Section 5.2(a)(i) after the occurrence and during the continuation of a DCL Event of Default, DCL shall have no right of consent, consultation or Mutual Determination during such period. To the extent that (i) an FSA Party exercises an FSA Right, (ii) such DCL Event of Default was subsequently cured and (iii) the action directed by such exercise of FSA Right has not yet occurred, such FSA Party and DCL will make a Mutual Determination with respect to such FSA Right.

Section 5.3.            Posting of Collateral.

(a)           Upon the occurrence of the eighth DCL Guaranty Payment Failure, DCL shall post to the Collateral Posting Account, for the benefit of the FSA Parties, Eligible Collateral in the amount of $10 million (such posting, the “Collateral Posting”).  The Collateral Posting shall be required to be made by DCL within the Cure Period following such eighth DCL Guaranty Payment Failure.  For each DCL Guaranty Payment Failure occurring after the Collateral Posting, DCL shall post to the Collateral Posting Account, for the benefit of the FSA Parties, Eligible Collateral in an amount sufficient to cause the amount on deposit in the Collateral Posting Account (other than amounts deposited pursuant to Section 5.1(b)) to equal $10 million.

(b)           DCL Collateral credited to the Collateral Posting Account pursuant to this Article V may be withdrawn only by the related FSA Party, only to satisfy a DCL Guaranty Payment Failure under the FSA Global DCL Guarantees, and DCL shall be required to deposit into the Collateral Posting Account an amount equal to any amounts so withdrawn, together with interest thereon calculated using the Late Rate, not later than the 5th Business Day following notice to DCL of such withdrawal, until the Collateral Posting is released under Section 5.3(c).

(c)           Any DCL Collateral credited to the Collateral Posting Account shall be returned to DCL and the security interests granted to the FSA Parties in such DCL Collateral will terminate (i) at such time as there has been no DCL Guaranty Payment Failure for a period of 12 consecutive months; provided, that no DCL Default shall have occurred and be continuing as of the end of such period, or (ii) if sooner, the date on which all FSA MTN Business Policies have been paid in full or terminated.

(d)           Other than with respect to the deposit of DCL Collateral into the Blocked Accounts as described in this Agreement, neither DCL nor any of its Affiliates shall be required to collateralize for any exposure of the FSA Parties or their Affiliates in relation to liabilities of the Medium-Term Note Business.

(e)           Other than as described in Article IV with respect to DCL’s obligation to issue Claims Reserves LOCs under the circumstances described therein, neither DCL nor any of its Affiliates shall be required to be responsible for any costs of capital for any exposure of the FSA Parties or their Affiliates in relation to liabilities of the Medium-Term Note Business.

ARTICLE VI

MODIFICATIONS TO REINSURANCE

Section 6.1.            Commutation of AG Re Reinsurance Agreements.  Pursuant to the Commutation Agreement, AG Re will commute all or part of the Related Reinsurance Coverage under the Commuted AG Re Reinsurance Agreements as shown on Schedule J.

Section 6.2.            Modifications of Reinsurance Agreements.  An FSA Party may reduce, terminate, retrocede, commute, modify or otherwise amend any Reinsurance Agreement in its sole discretion, subject to the following conditions:

(a)           No Related Reinsurance Coverage with respect to a Reinsurance Agreement provided by AG Re may be reduced, terminated, retroceded, commuted, modified or otherwise amended without the prior written consent of DCL;

(b)           In the event that the related Reinsurer is not an Insolvent Reinsurer, then:

(i)            if such FSA Party reduces the dollar amount of Related Reinsurance Coverage, then (A) as of the date of such reduction, the DCL Percentage will be reduced with respect to the related FSA MTN Business Policy such that the DCL Percentage will equal the DCL Percentage before such reduction minus a fraction (expressed as a percentage), the numerator of which is the amount of such reduction and the denominator of which is the policy amount under such FSA MTN Business Policy and (B) the FSA Percentage will be increased by the same percentage that the DCL Percentage is reduced; and

(ii)           if such FSA Party terminates the Related Reinsurance Coverage or modifies or otherwise amends the Related Reinsurance Coverage in a manner that is materially adverse to DCL, then as of the date of such termination, modification or amendment, then (A) the DCL Percentage will be reduced with respect to the related FSA MTN Business Policy such that the DCL Percentage will equal the DCL Percentage before such termination, modification or amendment minus a fraction (expressed as a percentage), the numerator of which is the dollar amount of such Related Reinsurance Coverage and the denominator of which is the policy amount under such FSA MTN Business Policy and (B) the FSA Percentage will be increased by the same percentage that the DCL Percentage is reduced; and

(c)           In the event that the related Reinsurer is an Insolvent Reinsurer, if such FSA Party reduces or terminates the Related Reinsurance Coverage or modifies or otherwise amends the Related Reinsurance Coverage in a manner that is materially adverse to DCL, then:

(i)            no such cancellation, termination, amendment or reduction shall have an effect on the DCL Percentage or FSA Percentage;

(ii)           such FSA Party shall pay to DCL all amounts received by such FSA Party from such Reinsurer as a result of such reduction, termination, modification or amendment; and

(iii)          such FSA Party shall use commercially reasonable efforts on behalf of DCL, and at DCL’s expense, to recover any amounts (including, but not limited to, unearned premiums) owed by such Reinsurer in respect of such Related Reinsurance Coverage and shall pay any recovered amounts to DCL, net of Expenses incurred by such FSA Party in pursuing such recoveries.

ARTICLE VII

INSPECTION RIGHTS; CONSULTATION RIGHTS;
COPIES OF NOTICES AND REPORTS

Section 7.1.            Inspection Rights.

(a)           Each FSA Party and DCL (or their respective designees) shall have the right to inspect and audit the books and records of FSA Global and Premier with respect to the Medium-Term Note Business at any time during normal business hours upon reasonable advance notice at the cost of the requesting party.

(b)           Each FSA Party and DCL (or their respective designees) shall have the right to inspect and audit the books and records of FSA with respect to the Leveraged Tax Lease Business at any time during normal business hours upon reasonable advance notice at the cost of the requesting party.

(c)           With respect to the rights of each party set forth in this Section 7.1, such party shall be entitled to permit the Rating Agencies and any of its applicable regulators to inspect such books and records and to consult with officers, employers and managers of each other party.

Section 7.2.            Consultation Rights.

(a)           Each FSA Party and DCL shall have the right to consult with the directors and officers of Cypress, FSA Global and Premier and the officers and employees of the companies servicing the Medium-Term Note Business, FSA Global and Premier to discuss the Medium-Term Note Business during normal business hours upon reasonable advance notice. DCL, FSA Global and Premier shall use reasonable efforts to cooperate, and FSA and FSA Global shall cause (to the extent FSA or FSA Global has the right to cause) Cypress to cooperate, with such FSA Party or DCL (as the case may be) in connection with any such consultation.

(b)           DCL shall have the right to consult with the officers and employees of FSA or any other Person who administers the Leveraged Tax Lease Business to discuss the Leveraged Tax Lease Business during normal business hours upon reasonable advance notice.  The relevant FSA Party shall use reasonable efforts to cooperate with DCL in connection with any such consultation.

(c)           Upon the request of DCL, the related FSA Party will Direct the trustee under the MTN Indenture, the trustee and collateral agent under the MTN Security Agreement and the trustee under the Cypress Indentures and related MTN Business Documents to consult with DCL and to otherwise cooperate with DCL in connection with any such consultation in accordance with the terms of the Separation Documents.

Section 7.3.            Copies of Notice and Reports.  Subject to applicable obligations of confidentiality, all third-party servicer and trustee reports, notices, bank statements, securities statements and other financial account statements and other written information received in relation to the Medium-Term Note Business (i) by DCL, FSA Global or Premier shall be copied to the related FSA Party if such FSA Party has not timely received such information under the terms of the relevant MTN Business Transaction Documents and (ii) by an FSA Party shall be copied to DCL if DCL has not timely received such information under the terms of the relevant MTN Business Transaction Documents.  If any such information is confidential, the non-disclosing party will notify the other party that it has retained confidential information, and will use its commercially reasonable efforts to cause the other party to be permitted to review such confidential information, whether by executing an appropriate confidentiality agreement or otherwise.

Section 7.4.            Documents Related to the Leveraged Tax Lease Business.  Upon the request of FSA, DCL, FSA Global and Premier shall deliver or make available (or cause to be delivered or made available) to FSA copies of all records and electronic data containing all information necessary to enable FSA to administer the Leveraged Tax Lease Business.

ARTICLE VIII

MISCELLANEOUS PROVISIONS

Section 8.1.            Binding on Successors, Transferees and Assigns.

(a)           Neither this Agreement nor any interest or obligation in or under this Agreement may be transferred (whether by way of security or otherwise) by an FSA Party without the consent of DCL, not to be unreasonably withheld or delayed, other than pursuant to any consolidation, amalgamation, merger, transfer of all or substantially all its assets or liabilities, or any other type of corporate reorganization, where such successor or transferee succeeds in full to such FSA Party’s obligations under the FSA MTN Business Policies and such FSA Party’s obligations hereunder.

(b)           Neither this Agreement nor any interest or obligation in or under this Agreement may be transferred (whether by way of security or otherwise) by DCL without the consent of FSA, not to be unreasonably withheld or delayed, other than pursuant to a consolidation, amalgamation, merger, transfer of all or substantially all its assets or liabilities, or any other type of corporate reorganization, pursuant to which (i) such successor or transferee succeeds in full to DCL’s obligations hereunder; (ii) such successor or transferee is a regulated financial institution with a state or Federal branch within the United States; (iii) the Rating Agency Condition with respect to FSA is satisfied with respect to such consolidation, amalgamation, merger, transfer or corporate reorganization; (iv) the jurisdiction of organization of such successor or transferee is France, Belgium, Germany, Spain, Italy, Netherlands, Luxembourg, United Kingdom, Japan, Australia, New Zealand, Canada, Ireland, Switzerland or the United States; and (v) the credit ratings of such successor or transferee are the same or better as those of DCL at the time of such consolidation, amalgamation, merger, transfer or corporate reorganization.

(c)           Neither this Agreement nor any interest or obligation in or under this Agreement may be transferred (whether by way of security or otherwise) by FSA Global or Premier without the prior written consent of FSA.

(d)           Any purported transfer that is not in compliance with this Section 8.1 will be void ab initio.

Section 8.2.            Net Payments.

(a)           Each of DCL, FSA Global, Premier, Cypress, FSA and FSA International (each a “Payor,” to the extent that it makes or is deemed to make a payment) hereby agree that all payments under the Separation Documents to any party (a “Payee”) shall, except as required by law, be made without withholding or deduction for or on account of any Taxes.

(i)            If any Specified Taxes are required to be withheld or deducted from any payments (or deemed payments) under the Separation Documents, then, except as otherwise agreed by the relevant Payor and Payee, the Payor shall pay such additional amounts as may be necessary to ensure that the net amount actually received by the Payee after such withholding or deduction is equal to the amount that the Payee would have received had no such withholding or deduction been required, provided, however, that no such additional amounts shall be payable in respect of any Specified Taxes to the extent such Specified Taxes are imposed as a result of the Payee’s failure to comply with the provisions of Section 8.2(e) and Section 8.2(f) hereof.

(ii)           Except as otherwise specified in this Section 8.2, if any Taxes are required by law to be withheld or deducted or are otherwise required to be paid in connection with payments (or deemed payments) under the Separation Documents, no additional amounts will be payable with respect to any such Taxes, provided, however, that to the extent that any Withholding Taxes are required to be withheld or deducted from any payments (or deemed payments) under the Separation Documents as a result of the Payor changing the jurisdiction in which it is organized, such Withholding Taxes shall be treated as Specified Taxes for purposes of this Section 8.2.

(b)           Subject to Section 8.2(d), the applicable Payor shall pay all Withholding Taxes referred to in Section 8.2(a) before penalties are payable or interest accrues thereon, but if any such penalties are payable or interest accrues, the Payor shall make payment thereof when due to the appropriate governmental authority.  As soon as practicable after each such payment of Withholding Taxes, the Payor shall deliver to the Payee an official receipt (or a certified copy thereof or other similar documentation) evidencing such payment.

(c)           Any and all present and future stamp and other similar taxes (“Other Taxes”) imposed in connection with the execution of any of the Separation Documents shall be borne equally by FSA and DCL.  In the case of any Other Taxes imposed in connection with any ongoing transactions under the Separation Documents, all Other Taxes attributable to the Leveraged Tax Lease Business shall be borne by FSA, and all Other Taxes attributable to the

Medium-Term Note Business shall be borne by DCL.  The party upon whom the Other Taxes are assessed shall be responsible for collecting and remitting such Other Taxes to the relevant governmental authority imposing such Other Taxes in accordance with applicable law.  The responsible party shall promptly notify the counterparty with respect to the transaction in question as to the assessment of such Other Taxes.  The counterparty shall promptly pay to the responsible party its share of such Other Taxes as allocated pursuant to this Section 8.2(c), and the responsible party shall promptly remit the entire amount of such Other Taxes to the relevant governmental authority.

(d)           Each party (an “Indemnifying Party”) under this Section 8.2 shall indemnify each applicable counterparty (an “Indemnified Party”) on demand in full in the currency in which such Taxes or other amounts are paid, together with interest thereon from and including the date of payment to but excluding the date of indemnification at a rate equal to the Late Rate for the following Taxes levied, imposed or assessed on (and whether or not paid directly by) such counterparty:

(i)            any Specified Taxes pursuant to Section 8.2(a)(i);

(ii)           any Taxes paid by an Indemnified Party that such Indemnified Party is not obligated to pay pursuant to this Section 8.2;

(iii)          any Withholding Taxes imposed on an Indemnified Party to the extent such party made a payment under the Separation Documents free and clear of such Withholding Taxes, and the recipient of such payment, the Indemnifying Party, would not have been entitled to a payment of additional amounts under Section 8.2(a)(i) had such Withholding Taxes been deducted or withheld; and

(iv)          any Other Taxes paid an Indemnified Party in excess of such Indemnified Party’s share as allocated pursuant to Section 8.2(c).

Promptly upon having knowledge that such Taxes have been levied, imposed or assessed, and promptly upon notice thereof by the Indemnified Party, then, except as provided in the next paragraph and in Section 8.2(i) hereof, the Indemnifying Party shall pay such Taxes directly to the relevant Tax Authority, to the extent such Taxes have not already been paid.

If a claim, assessment, levy or imposition is made against a party (a “Claim”) or if any proceeding shall be commenced against a party, in either case with respect to Taxes for which a party would be obligated to pay additional amounts pursuant to Section 8.2(a)(1) hereof or to make a payment pursuant to Section 8.2(d) hereof, or if any Indemnified Party shall reasonably determine that any Tax as to which an Indemnifying Party may have an indemnity obligation hereunder is required to be paid, the relevant Party shall promptly (but no later than 30 days after such Claim is made, proceeding is commenced or determination is made) notify the other Party in writing of such Claim, proceeding or determination, and shall not take any action with respect to such Claim, proceeding or Tax without the consent of the other Party except as provided below.  If (x) the Parties agree that the Tax is required to be paid, (y) the Indemnified Party has determined that the Tax is required to be paid and provides an opinion reasonably satisfactory to the Indemnifying Party to that effect, or (z) in the reasonable judgment of the Indemnified Party or (if different) the Party against whom a Claim or proceeding is brought, in each case after consultation with the other Party, it is required by law or regulation that the Tax be paid prior to any contest or other proceeding (including an audit) of the validity, applicability or amount of such Tax, then the Indemnifying Party shall promptly pay such Tax (or, if the parties so agree or the Indemnifying Party is not permitted by law to make such payment, the Indemnified Party shall promptly pay such Tax).  In any other case, the Indemnified Party shall pay such Tax only with the consent of the Indemnifying Party.  Notwithstanding any other provision herein, any taxes or costs attributable to a delay or failure by the applicable Party to provide timely notice or to pay a Tax (which, for the avoidance of doubt, shall include non-payment of Tax by the Indemnified Party only if that Party is permitted to pay such Tax pursuant to this paragraph) or to provide documentation that would reduce or eliminate the amount of a Tax or documentation evidencing the payment of such Tax or otherwise to comply with its obligations in this Section 8.2, in each case as described herein, shall be borne by such Party, which shall indemnify the other Party for such Taxes or costs.

Indemnification for Taxes actually paid by the Indemnified Party pursuant to the prior paragraph and the indemnification provided in the immediately preceding sentence shall be made within 30 days after the date the applicable Party makes written demand therefor.  In the event that any Withholding Taxes are levied or imposed on any amounts payable to a Party or a Tax Authority pursuant to the indemnification obligations provided in this Section 8.2(d), such Taxes shall be treated as Specified Taxes in respect of which the provisions of Section 8.2(a)(i) and this Section 8.2(d) shall apply.

(e)           In the case of any U.S. source payment made to a Payee under the Separation Documents that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for U.S. Federal income tax purposes, so long as it is legally entitled to do so, the Payee agrees to complete and deliver to the Payor, on or prior to the Closing Date (or in the case of FSA Global, within 10 days after the Closing Date), and from time to time thereafter, (i) an accurate and complete, validly executed original Internal Revenue Service Form W-8BEN, certifying that it is entitled to benefits under an income tax treaty to which the United States is a party, (ii) an accurate and complete, validly executed original Internal Revenue Service Form W-8ECI certifying that the income receivable on the payment is effectively connected with the conduct of a trade or business in the United States, or (iii) if the Payee is not a bank described in Section 881(c)(3)(A) of the Code an accurate and complete, validly executed original Internal Revenue Service Form W-8BEN, certifying that the Payee is not a United States person, or W-8IMY (with appropriate attachments).  Each Payee described in this Section 8.2(e) further agrees to complete and deliver to the relevant Payor from time to time, so long as it is eligible to do so, any successor or additional form required by the Internal Revenue Service or reasonably requested by the Payor in order to secure an exemption from, or reduction in the rate of, U.S. withholding tax.

(f)            In the case of any payment not described in Section 8.2(e), each Payee agrees to comply with any certification, identification, information, documentation or other reporting requirement if (i) such compliance is required by law, regulation, administrative practice or an applicable treaty as a precondition to exemption from, or reduction in the rate of, deduction or withholding of any Taxes for which the Payor is required to pay additional amounts pursuant to Section 8.2(a) hereof and (ii) at least 30 days prior to the applicable payment with respect to which Taxes may be withheld or deducted, the Payor shall have notified the Payee that the Payee will be required to comply with such requirement, provided that (x) such Payee is legally entitled to comply with such certification, identification, information, documentation or other reporting requirement and (y) the completion, execution or submission of such form or document would not materially prejudice the legal or commercial position of the Payee.

(g)           Each Payee that is a United States person agrees to complete and deliver to each relevant Payor prior to the Closing Date a duly completed and executed copy of Internal Revenue Service Form W-9 or successor form establishing that the Payee is not subject to U.S. backup withholding tax.

(h)           Notwithstanding anything to the contrary contained in this Section 8.2, any Payee that is an assignee with respect to any payments under the Separation Documents shall not be entitled to any additional amounts pursuant to Section 8.2(a) in excess of the amounts that would have been paid to the applicable assignor.

(i)            Contests, etc.

(i)            The Indemnified Party and Indemnifying Party shall cooperate to determine whether to contest the validity, application or amount of any Taxes for which a party would be obligated to pay additional amounts pursuant to Section 8.2(a)(1) hereof or to make a payment pursuant to Section 8.2(d) hereof, whether before or after such Taxes are paid.

If requested by the Indemnifying Party in writing, within 30 days of such Indemnifying Party’s receipt of notice under Section 8.2(d) from an Indemnified Party as to a Claim, proceeding or determination relating to Taxes, the Indemnified Party shall in good faith diligently contest, at the expense of the Indemnifying Party, in the name of such Indemnified Party (or (i) if such contest can be pursued in the name of the Indemnifying Party and independently from any other proceeding involving a Tax liability of such Indemnified Party, the Indemnified Party shall, at the Indemnifying Party’s sole discretion, allow the Indemnifying Party to control the contest, (ii) if such contest must be pursued in the name of the Indemnified Party, but can be pursued independently from any other proceeding involving a Tax liability of such Indemnified Party, the Indemnified Party shall, if the Indemnifying Party requests, allow the Indemnifying Party to control the contest unless, in the good faith judgment of the Indemnified Party, such contest by the Indemnifying Party could have a material adverse impact on the business or operations of the Indemnified Party, in which case the Indemnified Party may control or reassert control of such contest pursuant to the terms described above, or (iii) in the case of any contest, if the Indemnifying Party requests, the Indemnified Party may allow the Indemnifying Party to control the contest), the validity, applicability or amount of such Taxes by, in the sole discretion of the Person conducting such contest (provided that at least five days remain for taking such action after the date of receipt by the Indemnified Party of such request), (A) resisting payment thereof, (B) not paying the same except under protest, if protest is necessary and proper, or (C) if the payment be made, using reasonable efforts to obtain a refund thereof in appropriate administrative and judicial proceedings; provided that (1) in the reasonable determination of the Indemnified Party such proceedings do not involve (x) any material danger of the sale, forfeiture or loss of or creation of any lien on the assets of the Indemnified Party, unless the Indemnifying Party shall have adequately bonded such lien or otherwise provided security for the Indemnifying Party’s obligations under this Section 8.2 with respect to such claim reasonably satisfactory to such Indemnified Party, or (y) any risk of criminal penalties, (2) all costs of such tax proceeding are for the account of the Indemnifying Party, and (3) the Indemnifying Party shall have provided to the Indemnified Party at the Indemnifying Party’s sole expense an opinion of counsel reasonably satisfactory to the Indemnified Party to the effect that, in the case of U.S. federal Taxes, there is substantial authority (within the meaning of Code section 6662(d)(2)(B)(i)) to prevail on such refund claim, and in the case of all other Taxes, that there is a similar level of authority for the Indemnifying Party’s challenge.

(ii)           To the extent permitted by applicable law, the Indemnifying Party may contest in its own name any claim that could result in an indemnity hereunder without regard to the conditions set forth in Section 8.2(i)(i); provided, however, that (I) such claim involves only Taxes for which the Indemnifying Party is liable to the Tax Authority, (II) participation by the Indemnified Party is not required, (III) no tax return of the Indemnified Party is held open as a result of such contest, (IV) the Indemnified Party may not reasonably be viewed as having actual or potential liability for Taxes not indemnified by the Indemnifying Party hereunder relating to the contest, and (V) the Indemnifying Party has delivered to such Indemnified Party a written acknowledgment of the Indemnifying Party’s indemnity obligation for such Taxes, which acknowledgment shall not be binding if the final resolution of such contest clearly demonstrates that the Indemnifying Party is not so liable.

(iii)          In any contest conducted by a Party, that Party shall consult in good faith with the other Party concerning the method and forum of such contest, shall provide the other Party with a copy of any documents or other information to be provided to an administrative or judicial authority prior to submission and with adequate time for the other Party to comment thereon, and shall not settle, concede or take any other material action with respect to such context without the consent of the Indemnifying Party.  The Party conducting the contest shall keep the other Party fully informed as to the nature, conduct and results of any contest.  Nothing in this clause (iii) shall be construed as imposing any obligation on any Indemnified Party to disclose any information regarding its tax affairs or tax computations, returns or filings or any information which such Indemnified Party considers confidential.

Section 8.3.            Amendments; Waivers.  Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the parties hereto, or in the case of a waiver, by the party against whom the waiver is to be effective and any amendment obtained without such agreement shall be void ab initio.  No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof.

Section 8.4.            Notices.  All notices and other communications provided for hereunder shall be in writing (including facsimile communication) and mailed or telecopied or delivered by electronic transmission or delivered to it at the address and in the manner set forth in Appendix II.

Section 8.5.            No Waiver; Remedies.  No failure on the part of a party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.  The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Section 8.6.            Section Headings.  The section and paragraph headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

Section 8.7.            Severability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof unless such invalidity or unenforceability, after taking into account the mitigation contemplated by the next sentence, deprives a party of a material benefit contemplated by this Agreement.  If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable:  (a) a suitable and equitable provision shall be substituted therefor in order to carry out, as far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision; and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 8.8.            Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK AND THE MANDATORY CHOICE OF LAW RULES CONTAINED IN THE UCC.  Each of the parties hereto hereby irrevocably submits to the exclusive jurisdiction of any U.S. federal or state court in The City of New York for the purpose of any suit, action, proceeding or judgment arising out of or relating to this Agreement.  Each of the parties hereto hereby consents to the laying of venue in any such suit, action or proceeding in New York County, New York, and hereby irrevocably waives any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum and agrees not to plead or claim the same.  Notwithstanding the foregoing, nothing contained in this Agreement shall limit or affect the rights of any party hereto to enforce any judgment relating to this Agreement in any jurisdiction or venue.  Any process in any such action shall be duly served if mailed by registered mail, postage prepaid, with respect to (i) FSA and FSA International, at its respective address designated pursuant to Section 8.4 and (ii) with respect to FSA Global, Premier, Cypress and DCL, each such party hereby appoints HF Services LLC (the “Process Agent”), with an office (a) on the date hereof and until July 27, 2009, at 31 West 52nd Street , New York, New York 10019, United States and (b) on and after July 27, 2009, at 445 Park

Avenue, 5th Floor, New York, New York 10022, United States, as their agent to receive, on behalf of each such party and its property, service of copies of the summons and complaint and any other process which may be served in any such action or proceeding.  Such service may be made by mailing or delivering a copy of such process to DCL, FSA Global, Cypress and Premier in care of the Process Agent at the Process Agent’s above address, and each of DCL, FSA Global, Cypress and Premier hereby authorizes and directs the Process Agent to accept such service on its behalf.  DCL, FSA Global, Cypress and Premier may appoint a replacement Process Agent with an office in the State of New York by notice to the FSA Parties.

Section 8.9.            WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.  EACH PARTY ACKNOWLEDGES AND AGREES THAT IT HAS RECEIVED FULL AND SUFFICIENT CONSIDERATION FOR THIS PROVISION.

Section 8.10.          Counterparts.  This Agreement and any amendments hereto may be executed in one or more counterparts, each of which shall be deemed to be an original by the parties executing such counterpart, but all of which shall be considered one and the same instrument.

Section 8.11.          Third Party Beneficiaries.  Nothing in this Agreement shall confer any right, remedy or claim, express or implied, upon any Person other than the parties hereto and Assured, and all the terms, covenants, conditions, promises and agreements contained herein shall be for the sole and exclusive benefit of the parties hereto and Assured and their respective successors and permitted assigns.

Section 8.12.          Insurance and Indemnity Agreements.  None of the Separation Documents are intended to, and they shall not, modify, amend or supplement any provision of the Insurance and Indemnity Agreements except that (i) the payment of premiums to FSA shall be amended as described under Article IV hereunder, (ii) FSA Global, Premier and Cypress shall have no obligation to prepare any financial statements under such MTN Business Transaction Documents unless a Person (other than FSA or an Affiliate of FSA) entitled to receive such financial statements under such MTN Business Transaction Document requests (and does not waive the requirement of) the delivery of such financial statements and (iii) DCL and each FSA Party shall bear all of their own costs and expenses to the extent set forth in Section 2.5(c)(iii).

Section 8.13.          Non-Petition.  DCL and each FSA Party agree not to cause (or permit their respective Affiliates to cause) the filing of a petition in bankruptcy against FSA Global or Premier during the period ending one year and one day following the termination of all FSA MTN Business Policies and FSA Leveraged Tax Lease Policies and the payment in full of all amounts owing to the FSA Parties under the MTN Business Transaction Documents.  Nothing in this Section 8.13 shall preclude, or be deemed to stop, any party to this Agreement or its Affiliates (i) from taking any action prior to the expiration of the aforementioned period in (A) any case or proceeding voluntarily filed or commenced by FSA Global or Premier or (B) any involuntary insolvency proceeding filed or commenced by a person other than such party, or (ii) from commencing against FSA Global or Premier or any of their respective properties any legal action which is not a bankruptcy, reorganization, arrangement, insolvency, moratorium or liquidation proceeding.  This provision shall survive the termination of this Agreement.

Section 8.14.          Limited Recourse.

(a)           Recourse by an FSA Party or DCL in respect of the obligations of FSA Global under this Agreement is limited solely to the Collateral in accordance with the terms of, and subject to the priority of payments set forth in, Section 8.4(b) of the MTN Security Agreement, and, upon application of the Collateral in accordance with the terms of the MTN Security Agreement and exhaustion thereof, all obligations of and all claims against FSA Global under this Agreement or arising in connection therewith shall be extinguished and shall not thereafter revive.  The definition of “Collateral” in this Section 8.14 has the meaning specified in the FSA Global Insurance Agreement.  No recourse shall be had to the directors, officers, employees, shareholders, administrators or agents of FSA Global, in their capacities as such, in respect of the obligations of FSA Global hereunder.  For the avoidance of doubt, this restriction shall in no way relieve DCL or its Affiliates of their obligations under the Separation Documents.

(b)           Recourse by an FSA Party or DCL in respect of the obligations of Premier under this Agreement is limited solely to the assets of Premier other than its initial share capital and transaction fees payable to it from time to time.  Upon application of such assets and exhaustion thereof, all obligations of and all claims against Premier under this Agreement or arising in connection therewith shall be extinguished and shall not thereafter revive.  No recourse shall be had to the directors, officers, employees, shareholders, administrators or agents of Premier, in their capacities as such, in respect of the obligations of Premier hereunder.  For the avoidance of doubt, this restriction shall in no way relieve DCL or its Affiliates of their obligations under the Separation Documents.

(c)           The foregoing clauses (a) and (b) shall not in any way limit or impair any FSA Party’s right to make claims against DCL under the Separation Documents.

Section 8.15.          SOVEREIGN IMMUNITY.  To the extent that DCL or an FSA Party, or any of their respective properties, assets or revenues may have or may hereafter become entitled to, or have attributed to them, any right of immunity, on the grounds of sovereignty or otherwise, from any legal action, suit or proceeding, from the giving of any relief in any respect thereof, from setoff or counterclaim, from the jurisdiction of any court, from service of process, from attachment upon or prior to judgment, from attachment in aid of execution of judgment, or from execution of judgment, or other legal process or proceeding for the giving of any relief or for the enforcement of any judgment, in any jurisdiction in which proceedings may at any time be commenced, with respect to its obligations, liabilities or any other matter under or arising out of or in connection with this Agreement, FSA and DCL hereby irrevocably and unconditionally waive, and agree not to plead or claim, to the fullest extent permitted by applicable law, any such immunity and consent to such relief and enforcement.

Section 8.16.          Transaction Agreement.  This Agreement is a “Transaction Agreement” executed pursuant to the Purchase Agreement.

Section 8.17.          No Partnership or Joint Venture.  The parties hereto are not partners or joint venturers with each other and nothing in this Agreement or any other Separation Document shall be construed to make them such partners or joint venturers or impose any liability as such on either of them.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered by its officer thereunto as of the date first written above.

DEXIA CRÉDIT LOCAL S.A.	FSA GLOBAL FUNDING LIMITED

By:	By:
Name:	Name:
Title:	Title:

By:
Name:
Title:

PREMIER INTERNATIONAL FUNDING CO.	FINANCIAL SECURITY ASSURANCE INTERNATIONAL LTD.

By:	By:
Name:	Name:
Title:	Title:

FINANCIAL SECURITY ASSURANCE INC.

By:
Name:
Title:

S-1

Joinder of Cypress Point Funding Limited:

CYPRESS POINT FUNDING LIMITED joins this Agreement solely for purposes of Section 4.1 and Section 8.2.

CYPRESS POINT FUNDING LIMITED

By:
Name:
Title:

S-2

APPENDIX I

Definitions

“Account” has the meaning specified in the Account Control Agreement.

“Account Control Agreement” means the Securities Account Control Agreement, dated as of the Closing Date, among DCL, the FSA Parties and the Intermediary.

“A-Loans” means the assets represented by the trade identifiers listed on Schedule B hereto under the column titled “K,” together with any other assets of FSA Global represented by loan certificates held by FSA Global under each of the loan and security agreements among FSA Global and the lessor trust and agent named therein related to the Leveraged Tax Lease Business and corresponding to a Debt PUA Note.

“Administrative Agency Agreement” means the Third Amended and Restated Administrative Agency Agreement, dated as of the Closing Date, by and between FSA Global, Premier, DCL and FSA.

“Administrative Services Agreement” means the Administrative Services Agreement entered into between DCL, FSA and the Sub-Administrator or a similar agreement entered into with a replacement or successor sub-administrator in accordance with the terms thereof.

“Affiliate” as applied to any Person, means any other Person directly or indirectly Controlling, Controlled by or under common Control with such Person; provided, that no entity for which Maples Finance Limited acts as the administrator or the share trustee or for which Maples Finance Limited provides the directors shall be deemed to be an Affiliate of FSA Global or any of the Affiliates of FSA Global solely by virtue thereof.  For purposes of this definition, “Control” and its correlative meanings, “Controlling” and “Controlled” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“AG Re” means Assured Guaranty Re Ltd., a Bermuda company.

“AG Re Reinsurance Agreements” means the Reinsurance Agreements issued by AG Re.

“Alternative Rating Agency Condition” shall mean, with respect to any Person and with respect to any event or circumstance, that:

(a)           such Person has used commercially reasonable efforts to cause the applicable Rating Agency to provide a written confirmation that the occurrence of such event or circumstance will not cause such Rating Agency to downgrade or withdraw its Rating assigned to such Person;

(b)           such Rating Agency has indicated to DCL and FSA, orally or in writing that, as a matter of policy, such Rating Agency will not issue the written confirmation referred to in clause (a) above;

(c)           such Person has provided such Rating Agency with the documents and other information as such Rating Agency requests in order for such Rating Agency to evaluate the effect of such event or circumstance on the Rating of such Person;

(d)           more than 30 Business Days have elapsed since the date on which all such documents and information have been provided to such Rating Agency; and

(e)           during such 30-Business Day period, such Rating Agency has not (i) downgraded or withdrawn the Rating of such Person as a result of such event or circumstances or (ii) indicated to DCL and FSA that such event or circumstance would have negative implications for its Rating of such Person.

Notwithstanding the foregoing, (a) the Alternative Rating Agency Condition will not apply to FSA if (x) FSA requests that DCL waive the Alternative Rating Agency Condition and (y) DCL consents to such waiver (with such consent not to be unreasonably withheld or delayed) and (b) the Alternative Rating Agency Condition will not apply to DCL if (x) DCL requests that FSA waive the Alternative Rating Agency Condition and (y) FSA consents to such waiver (with such consent not to be unreasonably withheld or delayed).

“Assured” has the meaning specified in the Recitals.

“Bankruptcy Event” with respect to any Person means that such Person (1) is dissolved (other than pursuant to a consolidation, amalgamation or merger); (2) becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due; (3) makes a general assignment, arrangement or composition with or for the benefit of its creditors; (4) institutes or has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition (A) results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation or (B) is not dismissed, discharged, stayed or restrained in each case within 60 days of the institution or presentation thereof; (5) has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger); (6) seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets; (7) has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 60 days thereafter; (8) causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in clauses (1) to (7) (inclusive); or (9) takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.

“Bankruptcy Filing Action” means that FSA or its Affiliates have petitioned or otherwise instituted against, or joined any other Person in instituting against, FSA Global or Premier, any bankruptcy, reorganization, insolvency, or liquidation proceedings, including, without limitation, proceedings seeking to appoint a receiver, liquidator, sequestrator or other similar official of FSA Global or Premier or any substantial part of the property of FSA Global or Premier. The term “Bankruptcy Filing Action” shall not include (i) the taking of any action by FSA or its Affiliates in (A) any case or proceeding voluntarily filed or commenced by FSA Global or Premier or (B) any involuntary insolvency proceeding filed or commenced by a person other than such party, or (ii) the commencing by FSA or its Affiliates against FSA Global or Premier, or any of their respective properties, of any legal action which is not a bankruptcy, reorganization, arrangement, insolvency, moratorium or liquidation proceeding.

“Blocked Account Bank” means The Bank of New York Mellon.

“Blocked Accounts” means the Cash Trapping Account and the Collateral Posting Account.

“Business Day” has the meaning specified in the Purchase Agreement.

“Cash Trapping Account” means the Account with the account number 287796 identified as the “Cash Trapping Account” under the Account Control Agreement, that is established and maintained by the Intermediary under the Account Control Agreement, in the name of DCL, and pledged to the Secured Parties, and any permitted replacements thereof.

“Claims Reserve” means any statutory loss or loss adjustment expense reserve established by the relevant FSA Party in its good faith judgment in accordance with statutory accounting principles in connection with an anticipated payment under an FSA MTN Business Policy.

“Claims Reserve LOC” has the meaning specified in Section 4.3(a).

“Clearing Corporation Security” means an asset that is a Financial Asset that is registered in the name of a Clearing Corporation or the nominee of such Clearing Corporation and, if a Certificated Security, is in either case held in the custody of such Clearing Corporation.

“Closing Date” means July 1, 2009.

“Collateral Account” means (a) the “Collateral Account” as defined in the MTN Security Agreement and (b) any account into which collateral under a Cypress Indenture is deposited or credited, as applicable.

“Collateral Posting” has the meaning specified in Section 5.3(a).

“Collateral Posting Account” means the  Account with the account number 287797 identified as the “Collateral Posting Account” under the Account Control Agreement, that is established and maintained by the Intermediary under the Account Control Agreement, in the name of DCL, and pledged to the Secured Parties, and any permitted replacements thereof.

“Commutation Agreement” means the Partial Commutation and Termination Agreement, dated as of the Closing Date, by and between FSA and AG Re.

“Commuted AG Re Reinsurance Agreements” means the AG Re Reinsurance Agreements listed on Schedule J hereto.

“Cure Period” means five Business Days following receipt of a Payment Failure Notice (or, in the case of any nonpayment resulting from an administrative or operational error or omission or a force majeure, eight Business Days following DCL’s receipt of such Payment Failure Notice, provided, however, that DCL has provided notice to FSA no later than the third Business Day after receipt of such Payment Failure Notice that such non-payment has occurred due to administrative or operational error or omission or a force majeure).

“Cypress” means Cypress Point Funding Limited, a exempted company organized under the laws of the Cayman Islands.

“Cypress Assets” means the assets listed on Schedule F hereto, together with any other assets that secure any Cypress Note.

“Cypress Indentures” means the indentures listed on Schedule E hereto, together with any other indentures entered into by Cypress.

“Cypress Insurance Agreements” means (i) the Insurance and Indemnity Agreement, dated as of July 22, 1999 by and between Cypress and FSA, (ii) the Insurance and Indemnity Agreement, dated as of November 3, 1999 by and between Cypress and FSA, (iii) the Insurance and Indemnity Agreement, dated as of June 29, 2000 by and between Cypress and FSA, (iv) the Insurance and Indemnity Agreement, dated as of July 19, 2000 by and between Cypress and FSA, (v) the Insurance and Indemnity Agreement, dated as of August 2, 2001 by and between Cypress and FSA and (vi) the Insurance and Indemnity Agreement, dated as of June 19, 2003 by and between Cypress and FSA.

“Cypress Notes” means the outstanding notes issued by Cypress under the Cypress Indentures.

“Cypress Swap Amendments” has the meaning specified in Section 3.2(z).

“Cypress Swaps” means the derivatives listed on Schedule D hereto, together with any other outstanding derivatives entered into by Cypress to hedge Cypress Notes or Cypress Assets.

“Cypress Swap Policies” means the policies listed on Schedule D hereto, together with any other outstanding financial guaranty policies issued by FSA insuring the obligations of Cypress under the Cypress Swaps.

“DCL” has the meaning specified in the Preamble.

“DCL Collateral” means the Blocked Accounts, the cash and securities deposited in the Blocked Accounts and all cash, securities and other property from time to time credited thereto and all proceeds thereof.

“DCL Default” means the occurrence of an event that with the passage of time or the delivery of notice shall constitute a DCL Event of Default.

“DCL Event of Default” has the meaning specified in Section 5.1(a).

“DCL Guaranty Payment Failure” means the failure of DCL to make a required payment under any FSA Global DCL Guaranty in accordance with the terms of such FSA Global DCL Guaranty (without giving effect to any grace period or cure period, if any, set forth herein or in such FSA Global DCL Guaranty).

“DCL Other Payment Failure” means the failure of DCL to make a required payment under the Indemnification Agreement or this Agreement in accordance with the terms of the Indemnification Agreement or this Agreement, as applicable.  For the avoidance of doubt, a DCL Other Payment Failure shall not include a DCL Guaranty Payment Failure.

“DCL Payment Failure” means a DCL Guaranty Payment Failure or a DCL Other Payment Failure.

“DCL Percentage” means with respect to any FSA MTN Business Policy set forth on Schedule K hereto, the “DCL Percentage” with respect to such FSA MTN Business Policy as set forth on Schedule K hereto and with respect to any other FSA MTN Business Policy, 100%.

“DCL Swap Counterparty” has the meaning specified in Section 3.2(z).

“Debt PUAs” means the debt payment undertaking arrangements represented by trade identifiers on Schedule B hereto under the column titled “L,” together with any other payment undertaking agreements issued by Premier with respect to debt related to the Leveraged Tax Lease Business.

“Debt PUA Notes” means the notes listed on Schedule B hereto under the column titled “F,” together with any other FSA Global Notes issued to Premier and related to the Debt PUAs.

“Debt PUA Notes Policies” means the policies listed on Schedule B hereto under the column titled “E,” together with any other outstanding financial guaranty policies issued by FSA insuring the obligations of FSA Global under the Debt PUA Notes.

“Debt PUA Policies” means the policies listed on Schedule B hereto under the column titled “D,” together with any other outstanding financial guaranty policies issued by FSA insuring the obligations of Premier under the Debt PUAs.

“Deliver” or “Delivered” means the taking of the following steps:

(a)           in the case of each Certificated Security or Instrument (other than a Clearing Corporation Security), (A) causing the delivery of such Certificated Security or Instrument to the Intermediary registered in the name of the Intermediary or its affiliated nominee or endorsed to the Intermediary or in blank, (B) causing the Intermediary to continuously identify on its books and records that such Certificated Security or

Instrument is credited to a Blocked Account and (C) causing the Intermediary to maintain continuous possession of such Certificated Security or Instrument;

(b)           in the case of each Uncertificated Security (other than a Clearing Corporation Security), (A) causing such Uncertificated Security to be continuously registered on the books of the obligor thereof to the Intermediary and (B) causing the Intermediary to continuously identify on its books and records that such Uncertificated Security is credited to a Blocked Account;

(c)           in the case of each Clearing Corporation Security, causing (A) the relevant Clearing Corporation to continuously credit such Clearing Corporation Security to the securities account of the Intermediary at such Clearing Corporation and (B) the Intermediary to continuously identify on its books and records that such Clearing Corporation Security is credited to a Blocked Account;

(d)           in the case of any Financial Asset that is maintained in book-entry form on the records of an FRB, causing (A) the continuous crediting of such Financial Asset to a securities account of the Intermediary at any FRB and (B) the Intermediary to continuously identify on its books and records that such Financial Asset is credited to a Blocked Account;

(e)           in the case of Money, causing the deposit of such Money with the Intermediary and causing the Intermediary to continuously identify on its books and records that such Money is credited to a Blocked Account;

(f)            in the case of each Financial Asset not covered by the foregoing clauses (a) through (e), causing the transfer of such Financial Asset to the Intermediary in accordance with applicable law and regulation and causing the Intermediary to continuously credit such Financial Asset to a Blocked Account; and

(g)           in all other cases, the filing of an appropriate financing statement in the appropriate filing office in accordance with the UCC.

“Dexia” means Dexia SA, a Belgian corporation.

“DHI” has the meaning specified in the Recitals.

“Direct” has the meaning specified in Section 2.1(b).

“Direction” has the meaning specified in Section 2.1(b).

“Dollars” or “$”or “USD” means freely transferable lawful money of the United States of America.

“Eligible Collateral” means Dollars and U.S. treasury securities.

“Equity PUAs” means the equity payment undertaking arrangements represented by trade identifiers on Schedule B hereto under the column titled “M,” together with any other payment undertaking agreements issued by Premier with respect to equity related to the Leveraged Tax Lease Business that are subject to Equity PUA Policies.

“Equity PUA Notes” means the notes listed on Schedule B hereto under the column titled “I,” together with any other FSA Global Notes issued to Premier and related to the Equity PUAs.

“Equity PUA Notes Policies” means the policies listed on Schedule B hereto under the column titled “H,” together with any other outstanding financial guaranty policies issued by FSA insuring the obligations of FSA Global under the Equity PUA Notes.

“Equity PUA Policies” means the policies listed on Schedule B hereto under the column titled “G,” together with any other outstanding financial guaranty policies issued by FSA insuring the obligations of Premier under the Equity PUAs.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Expenses” means any reasonable third party expenses, including reasonable attorneys’ fees and costs, incurred by any Person, but shall not include salaries, overhead costs, operating expenses or other ordinary business costs and expenses of such Person. For the avoidance of doubt, Expenses shall not include Taxes.

“Fitch” means Fitch Ratings Inc.

“FRB” means any U.S. Federal Reserve Bank.

“FSA” has the meaning specified in the Preamble.

“FSA Global” means FSA Global Funding Limited.

“FSA Global Assets” means the assets listed on Schedule C hereto, together with any other assets of FSA Global, other than the A-Loans, that secure FSA Global Notes.

“FSA Global Assets Policies” means the policies listed on Schedule C hereto, together with any other outstanding financial guaranty policies issued by an FSA Party insuring the FSA Global Assets.

“FSA Global DCL Guarantees” means the Funding Guaranty and the Reimbursement Guaranty.

“FSA Global Guaranty Reimbursement Agreement” means the FSA Global Guaranty Reimbursement Agreement, dated as of the Closing Date, by and between FSA Global, Premier, Cypress and DCL.

“FSA Global Insurance Agreement” means the Second Amended and Restated Insurance and Indemnity Agreement, dated as of May 26, 2006, by and between FSA and FSA Global.

“FSA Global Notes” means the MTNs, the Debt PUA Notes and the Equity PUA Notes.

“FSA Global Swap Amendments” has the meaning specified in Section 3.2(z).

“FSA Global Swap Policies” means the policies listed on Schedule D hereto, together with any other outstanding financial guaranty policies issued by FSA insuring the obligations of FSA Global under the FSA Global Swaps.

“FSA Global Swaps” means the derivatives listed on Schedule D hereto, together with any other outstanding derivatives entered into by FSA Global to hedge FSA Global Notes or FSA Global Assets.

“FSA Good Faith Contested Payment” means a payment (i) which is not an amount required to be paid by an FSA Party under Section 2.2(a), (ii) for which the relevant FSA Party or its Affiliates are contesting their liability in good faith by means of litigation or by cooperation in any formal or informal dispute resolution process, and (iii) for which the relevant FSA Party has paid any uncontested amounts.

“FSA Indemnified Parties” has the meaning specified in the Indemnification Agreement.

“FSA International” has the meaning specified in the Preamble.

“FSA Leveraged Tax Lease Policies” means the financial guaranty insurance policies issued by FSA and relating to the Leveraged Tax Lease Business, including the Debt PUA Policies and the Debt PUA Notes Policies, but excluding the FSA MTN Business Policies.

“FSA MTN Business Policies” means the financial guaranty insurance policies issued by FSA or FSA International, as applicable, and relating to the Medium-Term Note Business, including the MTN Policies, the Equity PUA Notes Policies, the Equity PUA Policies, the FSA Global Swap Policies, the FSA Global Assets Policies and the Cypress Swap Policies.

“FSA Parties” means FSA and FSA International.

“FSA Percentage” means with respect to (a) any FSA MTN Business Policy set forth on Schedule K hereto, 100% minus the “DCL Percentage” with respect to such FSA MTN Business Policy as set forth on Schedule K hereto, as such DCL Percentage may be reduced pursuant to Section 6.2 and (b) with respect to any FSA MTN Business Policy not set forth on Schedule K hereto, 0%.

“FSA Right” means any contractual right of the applicable FSA Party under any MTN Business Transaction Document relating to the Medium-Term Note Business to make any request or to give any demand, instruction, authorization, direction, notice, consent, amendment or waiver.

“Funding Guaranty” means the Funding Guaranty, issued on the Closing Date, by DCL in favor of the FSA Parties.

“Funding Guaranty Payment Condition” means, with respect to any claim on an FSA MTN Business Policy, that (i) DCL has paid to the related FSA Party all amounts required to be paid under the Funding Guaranty or the Reimbursement Guaranty and (ii) with respect to Related Reinsurance Coverage that is provided by Reinsurers other than AG Re and its successors or assigns, DCL has paid such amounts in full on or before the 12th Business Day following the date when such amounts are required to be paid by DCL under the Funding Guaranty.

“Good Faith Contested Payment” means a payment (i) which is not an amount required to be paid under the terms of any FSA Global DCL Guaranty (or a reimbursement payment to the related FSA Party arising from such FSA Party’s payment of such amount under an FSA MTN Business Policy), (ii) for which DCL or its Affiliates are contesting their liability in good faith by means of litigation or by cooperation in any formal or informal dispute resolution process, and (iii) for which DCL has paid any uncontested amounts.

“Governmental Authority” means any federal, state, local or foreign court, including the Cayman Islands, or governmental department, commission, board, bureau, agency, authority, instrumentality or regulatory body.

“Grant” means, as to any asset or property, to mortgage, pledge, assign and grant a security interest in such asset or property. A Grant of the DCL Collateral or any assigned document, instrument or agreement will include all rights, powers and options (but none of the obligations, except to the extent required by law), of DCL thereunder or with respect thereto, including the immediate and continuing right to claim, collect, receive and give receipt for all moneys payable thereunder and all income, proceeds, products, rents and profits thereof, to give and receive notices and other communications, to make waivers or other agreements, to exercise all rights and options, to bring proceedings in the name of DCL or otherwise, and generally to do and receive anything which DCL is or may be entitled to do or receive thereunder or with respect thereto.

“Guarantee Fees” has the meaning specified in Section 4.1(a).

“Improper Draw” has the meaning specified in Section 4.3(e).

“Indemnification Agreement” means the Indemnification Agreement, dated as of the Closing Date, by and between FSA, DCL and Assured, with respect to the Medium-Term Note Business.

“Insolvent Reinsurer” means, with respect to any Reinsurer, that such Reinsurer is placed into rehabilitation, liquidation, dissolution or receivership (whether voluntary or involuntary), or has instituted against it proceedings for the appointment of a receiver, rehabilitator, liquidator, sequestrator, conservator, trustee in bankruptcy, other statutory successor, or agent known by whatever name, to take possession of its assets or control its operations.

“Insurance and Indemnity Agreements” means the Cypress Insurance Agreements, the FSA Global Insurance Agreement and the Premier Insurance Agreements.

“Intermediary” means the Blocked Account Bank.

“Investment Company Act” means the United States Investment Company Act of 1940, as amended.

“Journal Entries File” has the meaning specified in Section 3.2(w).

“Late Rate” means a per annum rate equal to the sum of the Prime Lending Rate plus 2.00%.

“Leveraged Lease Transaction Documents” means all Debt PUA Notes, Debt PUA Note Policies, the A-Loans and all other documents related to the Leveraged Tax Lease Business that are not MTN Business Transaction Documents.

“Leveraged Tax Lease Business” has the meaning specified in Section 6.13(d)(i)(B) of the Purchase Agreement.

“Lien” means, with respect to any property, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such property.

“Liquidity Facilities” means (i) the $144,375,000 Liquidity Facility, dated as of June 29, 2000, by and among FSA Global, Dexia Bank S.A., New York Branch, and FSA, (ii) the $125,000,000 Liquidity Facility, dated as of July 19, 2000, by and among FSA Global, Dexia Bank S.A., New York Branch, and FSA, (iii) the $108,000,000 Liquidity Facility, dated as of August 2, 2001, by and among FSA Global, Dexia Bank S.A., Cayman Branch, and FSA, (iv) the $42,000,000 Liquidity Facility, dated as of August 2, 2001, by and among FSA Global, Dexia Bank S.A., Cayman Branch, and FSA, (v) the Liquidity Agreement, dated as of July 22, 1999, by and among Cypress Point Funding Limited, XL Insurance Ltd. and Bankers Trustee Company Limited and (vi) the Liquidity Agreement, dated as of November 3, 1999, by and among Cypress Point Funding Limited, XL Insurance Ltd. and Bankers Trustee Company Limited.

“Matched FSA Global Assets” means the assets listed on Schedule G hereto, together with any other FSA Global Assets that are match funded by a Related MTN.

“Material Adverse Change” means, with respect to any Person, a material adverse change (x) in the business, financial condition, results of operations or property of such Person, (y) in the ability of such Person to perform its obligations under any of the Separation Documents to which it is a party, or (z) in the practical realization by such Person of any of the benefits or security afforded or intended to be afforded under any of the Separation Documents.

“Medium-Term Note Business” has the meaning specified in Section 6.13(d)(i)(A) of the Purchase Agreement.

“Moody’s” means Moody’s Investors Service Inc.

“MTNs” means the notes represented by the trade identifiers listed on Schedule A hereto, together with any other notes issued by FSA Global under the MTN Indenture other than the Debt PUA Notes and Equity PUA Notes.

“MTN Business Transaction Documents” means the MTN Indenture, the MTN Security Agreement, the MTNs, the Equity PUAs, the Equity PUA Notes, the FSA Global Assets (other than the A Loans), the FSA Global Swaps, the Administrative Agency Agreement and related agreements relating to the Medium-Term Note Business, the Insurance and Indemnity Agreements and each Cypress Indenture, each Cypress Note, each Cypress Asset, each Liquidity Facility, each Cypress Swap and any other document or agreement relating to the forgoing MTN Business Transaction Documents or the Medium-Term Note Business, but excluding the Separation Documents (other than the Administrative Agency Agreement).

“MTN Indenture” means the Second Amended and Restated Indenture, dated as of May 26, 2006, by and among FSA Global, FSA and Citibank, N.A.

“MTN Policies” means the policies listed on Schedule A hereto, together with any other financial guaranty insurance policies issued by FSA that insure MTNs other than the Debt PUA Notes Policies and Equity PUA Notes Policies.

“MTN Security Agreement” has the meaning specified in the MTN Indenture.

“Mutual Determination” has the meaning specified in Section 2.1(b).

“Non-Excluded Taxes” shall mean any Taxes other than Taxes imposed on a Payee (i) by any governmental authority under the laws of which the Payee is organized, or (ii) as a result of any present or former connection between the Payee and the relevant taxing jurisdiction other than any such connection arising solely as a result of the Payee having executed, delivered or performed its obligations or received a payment under, or enforced, the Separation Documents.

“Obligation” has the meaning provided under the related Funding Guaranty.

“Obligation Currency” has the meaning provided under the Funding Guaranty.

“Other Taxes” shall have the meaning provided in Section 8.2(b).

“Payee” shall have the meaning provided in Section 8.2(a).

“Payment Failure Notice” means a notice of nonpayment in the form attached as Appendix VII.

“Payor” shall have the meaning provided in Section 8.2(a).

“Person” means an individual, joint stock company, trust, unincorporated association, joint venture, corporation, limited liability company, business or owner trust, partnership or other organization or entity (whether governmental or private).

“Permitted Lien” means any lien in favor of the Intermediary securing the fees, costs and expenses of the Intermediary.

“Pledge and Administration Agreement” means the Pledge and Administration Agreement, dated as of the Closing Date, among DCL, Dexia Bank Belgium S.A., Dexia, Dexia FP Holdings Inc., FSA, FSA Asset Management LLC, FSA Portfolio Asset Limited, FSA Capital Management Services LLC, FSA Capital Markets Services LLC, FSA Capital Markets Services (Caymans) Ltd. and The Bank of New York Mellon.

“Policy Claim” means, with respect to any FSA MTN Business Policy, a claim for payment under such FSA MTN Business Policy.

“Premier” has the meaning specified in the Preamble.

“Premier Insurance Agreements” means all of the insurance and indemnity agreements by and between FSA and Premier in effect on the Closing Date.

“Premium” means the insurance premiums payable to an FSA Party in connection with any MTN Business Transaction Document.

“Prime Lending Rate” shall mean the rate that The Bank of New York Mellon announces from time to time as its prime lending rate, the Prime Lending Rate to change when and as such prime lending rate changes.

“Purchase Agreement” has the meaning specified in the Recitals.

“Rating” shall mean, with respect to any Person and any date of determination, either (a) the claims-paying ability, insured financial strength or insurer financial strength rating given by a Rating Agency with respect to such Person on and as of such date, if such Person is an insurance company, or (b) the long-term unsecured debt rating given by a Rating Agency with respect to such Person on and as of such date, if such Person is not an insurance company, as applicable.

“Rating Agencies” means S&P, Moody’s and Fitch.

“Rating Agency Condition” means, with respect to any Person and with respect to any event or circumstance, (a) written confirmation by each Rating Agency that the occurrence of such event or circumstance will not cause such Rating Agency to downgrade or withdraw its Rating assigned to such Person or (b) (i) written confirmation by two Rating Agencies that the occurrence of such event or circumstance will not cause such Rating Agencies to downgrade or withdraw their respective Ratings assigned to such Person and (ii) with respect to the remaining Rating Agency, satisfaction of the Alternative Rating Agency Condition with respect to such Person. Notwithstanding the foregoing, the Rating Agency Condition with respect to any event or circumstance shall not be satisfied in the event that any Rating Agency indicates in writing that such event or circumstance would adversely affect its Ratings of, or its outlook on its Ratings of, such Person.

“Receipt” shall have the meaning provided in the relevant FSA MTN Business Policy.

“Reimbursement Guaranty” means the Reimbursement Guaranty, issued on the Closing Date, by DCL in favor of the FSA Parties.

“Reinsurance Agreements” means the reinsurance agreements and retrocession corresponding to the policies listed on Schedule H hereto, together with any other reinsurance agreements and retrocession under which any FSA MTN Business Policy is reinsured.

“Reinsurance Premiums” means the reinsurance premiums payable to a Reinsurer in connection with the Related Reinsurance Coverage under any Reinsurance Agreement.

“Reinsurance Proceeds” means the proceeds collected by an FSA Party in connection with any claims made after the Closing Date on a Reinsurance Agreement in respect of the Related Reinsurance Coverage, net of all Expenses incurred in recovering such Reinsurance Proceeds.

“Reinsurer” means, with respect to any Reinsurance Agreement, the reinsurer under such Reinsurance Agreement.

“Reinsurer Percentage” means the percentage of a Policy Claim under an FSA MTN Business Policy that has been paid or reimbursed under a Reinsurance Agreement.

“Related Derivative” means the derivative transactions listed on Schedule G hereto, together with any other derivative transactions identified in relation to a set of Related MTNs and Related Assets.

“Related MTNs” means the MTNs listed on Schedule G hereto, together with any other MTNs identified in relation to a set of Related MTNs and Matched FSA Global Assets.

“Related Reinsurance Coverage” means, with respect to any Reinsurance Agreement, that portion of the coverage under such Reinsurance Agreement that reinsures an FSA MTN Business Policy. Related Reinsurance Coverage shall not include any portion of coverage under a Reinsurance Agreement that reinsures policies which are not FSA MTN Business Policies.

“S&P” means Standard and Poor’s Rating Services, a division of The McGraw Hill Companies, Inc.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Separation Documents” means this Agreement, the FSA Global DCL Guaranties, the Commutation Agreement, any Claims Reserve LOC, the Account Control Agreement, the FSA Global Guaranty Reimbursement Agreement, the Indemnification Agreement, the Administrative Agency Agreement, the Administrative Services Agreement, the FSA Global Swap Amendments and the Cypress Swap Amendments.

“Specified Taxes” means:

(a)           Withholding Taxes imposed on guarantee payments by DCL to third-party Payees on behalf of an FSA Party pursuant to the Funding Guaranty, provided that the amount (net of Withholding Taxes) payable by DCL to the Payee shall be an amount equal to the amount (net of Withholding Taxes) that the Payee would have been entitled to receive from the FSA Party under the Policy Claim;

(b)           Withholding Taxes imposed on payments by an FSA Party to third-party Payees that were required to be made by DCL as guarantee payments pursuant to the Funding Guarantee;

(c)           Withholding Taxes imposed on deemed guarantee payments from an FSA Party to or on behalf of a third-party Payee, in the event that a Tax Authority characterizes guarantee payments by DCL to third-party Payees on behalf of an FSA Party pursuant to the Funding Guaranty as paid first by DCL to an FSA Party, and then by such FSA Party to the third-party Payee;

(d)           Withholding Taxes imposed by the Bermuda Islands (“Bermuda”) on payments by an FSA Party to DCL of the FSA Percentage of a Policy Claim, pursuant to Section 2.2(a);

(e)           Withholding Taxes imposed on payments of interest and Expenses by an FSA Party to DCL, pursuant to Section 2.2(c);

(f)            Withholding Taxes imposed on guarantee payments by DCL to an FSA Party pursuant to the Funding Guaranty or the Reimbursement Guaranty;

(g)           Withholding Taxes imposed on payments of interest and Expenses by DCL to an FSA Party, pursuant to Section 5.1(b);

(h)           Withholding Taxes imposed on payments of Guarantee Fees by FSA Global, Premier or Cypress to DCL, pursuant to Section 4.1(a);

(i)            Withholding Taxes imposed on deemed payments from an FSA Party to DCL, in the event that a Tax Authority characterizes Guarantee Fees paid by FSA Global, Premier or Cypress to DCL pursuant to Section 4.1(a) as paid first by FSA Global, Premier or Cypress to an FSA Party, and then by such FSA Party to DCL;

(j)            Withholding Taxes imposed on Reinsurance Premiums and the FSA Portion paid by FSA Global, Premier or Cypress to an FSA Party, to the extent not otherwise covered by the Insurance and Indemnity Agreements; and

(k)           Withholding Taxes imposed on any indemnification payment made under the Indemnification Agreement or Section 8(d) of the Administrative Services Agreement.

For the avoidance of doubt, the following are not Specified Taxes:

(a)           any Taxes on payments referred to in subsection (d) of the definition of Specified Taxes, other than Withholding Taxes imposed by Bermuda (or any sub-jurisdiction therein);

(b)           any Taxes imposed on deemed income or deemed payments, other than Withholding Taxes referred to in subsections (c) and (i) of the definition of Specified Taxes under the circumstances specified therein;

(c)           any Withholding Taxes imposed on subrogation, reimbursement or other recovery payments made pursuant to Section 2.3;

(d)           any Withholding Taxes imposed on the payment of any Reinsurance Proceeds paid pursuant to Section 2.4; and

(e)           any Taxes other than Withholding Taxes imposed on any indemnification payments made pursuant to the Indemnification Agreement or the Administrative Services Agreement.

“Strip Policies” shall means each financial guaranty insurance policy that was issued by the Borrower or an Affiliate or subsidiary thereof with respect to the equity strip portion of the Leveraged Tax Lease Business and was outstanding as of November 13, 2008.

“Sub-Administrator” means HF Services LLC, a Delaware limited liability company or one or more sub-administrators appointed by DCL or FSA, as applicable from time to time pursuant to the Administrative Services Agreement.

“Subsidiary” of any specified Person means any other Person directly or indirectly controlled by such specified Person. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the term “controlled” has the meaning correlative to the foregoing.

“Tax” or “Taxes” means any and all income, stamp or other taxes, duties, levies, imposts, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by and governmental authority, and all interest, penalties or similar liabilities with respect thereto.

“Tax Authority” means a governmental entity responsible for the administration or imposition of Taxes.

“UCC” or “Uniform Commercial Code” means, unless otherwise specified, the Uniform Commercial Code as in effect from time to time in the State of New York.

“Withholding Taxes” means any Taxes on a payment that are or are required to be withheld or deducted from the source of the payment, and any Taxes that are assessed by a Tax Authority in lieu of such withholding or deduction, including Taxes imposed by a Tax Authority other than the jurisdiction where the Payor is organized, but excluding Taxes imposed on a Payee by any governmental authority under the laws of which the Payee is organized.  For the avoidance of doubt, the term “Withholding Taxes” does not include income, franchise or similar taxes, and any Taxes that are imposed by a Tax Authority in lieu of or in order to ensure compliance with income, franchise or similar taxes.